                                                                   Exhibit 10.1







                      BUSINESS LOAN AND SECURITY AGREEMENT

                              dated April 15, 1998

                                  by and among

                      FIRST UNION COMMERCIAL CORPORATION,

                    a North Carolina corporation, as Lender,

                                      and

                       CONDOR TECHNOLOGY SOLUTIONS, INC.,

           a Delaware corporation, and its subsidiaries, as Borrowers

                              TABLE OF CONTENTS
                              -----------------
CERTAIN DEFINITIONS...............................................................
    ARTICLE I - COMMITMENT........................................................
      1.    Maximum Loan Amount...................................................
      2.    Use of Proceeds.......................................................
      3.    Intentionally Omitted.................................................
      4.    Advances..............................................................
      5.    Mandatory Payments; Reduction of Commitment...........................
      6.    Field Audits..........................................................
      7.    Certain Fees..........................................................
      8.    Intentionally Omitted.................................................
      9.    Appointment of the Parent Company.....................................
     10.    Joinder of New Subsidiaries and Affiliates............................
    ARTICLE II - LETTERS OF CREDIT................................................
    ARTICLE III - SECURITY........................................................
      1.    Security Generally....................................................
      2.    Stock Security Agreement..............................................
      3.    No Preference or Priority.............................................
    ARTICLE IV - CONDITIONS TO THE LENDER'S OBLIGATIONS...........................
      1.    Satisfaction of Commitment Letter Conditions; Compliance
            with Agreements.......................................................
      2.    Financial Condition...................................................
      3.    Opinion of Counsel....................................................
      4.    No Default............................................................
      5.    Documentation.........................................................
      6.    Closing Costs and Expenses............................................
    ARTICLE V - REPRESENTATIONS AND WARRANTIES....................................
      1.    Corporate Existence and Qualification.................................
      2.    Corporate Authority; Noncontravention.................................
      3.    Financial Position....................................................
      4.    Payment of Taxes......................................................
      5.    Accuracy of Submitted Information; Omissions..........................
      6.    Government Contracts..................................................

                                       i


      7.    No Defaults or Liabilities............................................
      8.    No Violations of Law..................................................
      9.    Litigation and Proceedings............................................
     10.    Security Interest in the Collateral...................................
     11.    Principal Place of Business; Location of Books and Records............
     12.    Fiscal Year...........................................................
     13.    Pension Plans.........................................................
     14.    O.S.H.A. and Environmental Compliance.................................
     15.    Intellectual Property.................................................
     16.    Existing or Pending Defaults; Material Contracts......................
     17.    Leases and Real Property..............................................
     18.    Labor Relations.......................................................
     19.    Assignment of Government Contracts....................................
     20.    Intentionally Omitted.................................................
     21.    Subsidiaries..........................................................
     22.    Ownership of the Borrowers............................................
     23.    Solvency..............................................................
     24.    Survival of Representations and Warranties............................
    ARTICLE VI - AFFIRMATIVE COVENANTS OF THE BORROWER............................
      1.    Payment of Loan Obligations...........................................
      2.    Payment of Taxes......................................................
      3.    Delivery of Financial and Other Statements............................
      4.    Maintenance of Records; Review by the Lender..........................
      5.    Maintenance of Insurance Coverage.....................................
      6.    Maintenance of Property/Collateral; Performance of Contracts..........
      7.    Maintenance of Corporate Existence....................................
      8.    Maintenance of Certain Accounts with Lender...........................
      9.    Maintenance of Management.............................................
     10.    Disclosure of Defaults, Etc...........................................
     11.    Security Perfection; Assignment of Claims Act; Payment of Costs.......
     12.    Defense of Title to Collateral........................................
     13.    Compliance with Law...................................................
     14.    Further Assurances; Additional Requested Information..................
     15.    Financial Covenants of the Borrowers..................................
     16.    Additional Financial Arrangements.....................................

                                      ii

     17.    Landlord Waivers; Subordination.......................................
     18.    Substitute Notes......................................................
    ARTICLE VII - NEGATIVE COVENANTS OF THE BORROWER..............................
      1.    Change of Control; Disposition of Assets; Acquisition and Merger......
      2.    Margin Stock..........................................................
      3.    Change of Operations..................................................
      4.    Judgments; Attachments................................................
      5.    Further Assignments; Performance and Modification of Contracts; etc...
      6.    Affect Rights of the Lender...........................................
      7.    Indebtedness; Granting of Security Interests..........................
      8.    Dividends; Loans; Advances; Investments and Similar Events............
      9.    Lease Obligations.....................................................
     10.    Intentionally Omitted.................................................
     11.    Fiscal Year and Accounting Changes....................................
     12.    Lockbox Deposits......................................................
    ARTICLE VIII - COLLATERAL ACCOUNT.............................................
    ARTICLE IX - DEFAULT AND REMEDIES.............................................
      1.    Events of Default.....................................................
      2.    Remedies..............................................................
    ARTICLE X - INTENTIONALLY OMITTED.............................................
    ARTICLE XI - CERTAIN ADDITIONAL RIGHTS AND OBLIGATIONS
                REGARDING THE COLLATERAL..........................................
      1.    Power of Attorney.....................................................
      2.    Lockbox...............................................................
      3.    Other Agreements......................................................
    ARTICLE XII - MISCELLANEOUS...................................................
      1.    Remedies Cumulative...................................................
      2.    Waiver................................................................
      3.    Notices...............................................................
      4.    Entire Agreement......................................................
      5.    Relationship of the Parties...........................................
      6.    Waiver of Jury Trial..................................................
      7.    Submission to Jurisdiction; Service of Process; Venue.................
      8.    Changes in Capital Requirements.......................................
      9.    Captions..............................................................

                                      iii


     10.    Modification and Waiver...............................................
     11.    Transferability.......................................................
     12.    Governing Law; Binding Effect.........................................
     13.    Gender; Number........................................................
     14.    Joint and Several Liability...........................................
     15.    Materiality...........................................................
     16.    Confidentiality.......................................................

----------------------------------------------------------------------------------

  EXHIBIT 1 - Request for Advance and Certification
  EXHIBIT 2 - LIBOR Election Procedure and Requirements
  EXHIBIT 3 - LIBOR Election Form and Certification
  EXHIBIT 4 - Joinder Agreement
  EXHIBIT 5 - Quarterly Covenant Compliance/Non-Default Certificate Form
  EXHIBIT 6 - List of Financial Statements

  SCHEDULE 1 - Government Contracts
  SCHEDULE 2 - Litigation and Proceedings
  SCHEDULE 3 - Principal Offices
  SCHEDULE 4 - Business Locations
  SCHEDULE 5 - Intellectual Property
  SCHEDULE 6 - Royalties for Intellectual Property
  SCHEDULE 7 - Material Contracts
  SCHEDULE 8 - Material Contract Disputes, Litigation and Proceedings
  SCHEDULE 9 - Collective Bargaining Agreements, Employment Agreements and
                Professional Service Contracts
  SCHEDULE 10 - Subsidiaries
  SCHEDULE 11 - Existing Liens

  * Exhibits and Schedules have been omitted

                      BUSINESS LOAN AND SECURITY AGREEMENT

               THIS BUSINESS LOAN AND SECURITY AGREEMENT is executed as of the 15th day of April, 1998 and is by and among (i) FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation, having offices at 1970 Chain Bridge Road, 5th Floor, McLean, Virginia 22102; (ii) CONDOR TECHNOLOGY SOLUTIONS, INC., a Delaware corporation; MANAGEMENT SUPPORT TECHNOLOGY CORP., a Delaware corporation, COMPUTER HARDWARE MAINTENANCE COMPANY, INC., a Pennsylvania corporation, FEDERAL COMPUTER CORPORATION, a Virginia corporation, CORPORATE ACCESS, INC., a Massachusetts corporation, INTERACTIVE SOFTWARE SYSTEMS INCORPORATED, a Colorado corporation, U.S. COMMUNICATIONS, INC., a Maryland corporation, INVENTURE GROUP, INC., a Pennsylvania corporation, and MIS TECHNOLOGIES, INC., an Oklahoma corporation, all such corporations having principal offices at the locations set forth on Schedule 3 hereto; and (iii) each other person or entity hereafter executing a "Joinder Agreement" pursuant to this Agreement.

                          W I T N E S S E T H  T H A T:

               In consideration of the mutual covenants and agreements herein contained, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, represent and warrant as follows:


                               CERTAIN DEFINITIONS

               For the purposes of this Business Loan and Security Agreement, the terms set forth below shall have the following definitions:

               "Acquired Entities" shall mean the entities to be acquired by the Parent Company at Closing.

               "Agreement" or "Loan Agreement" shall mean this Business Loan and Security Agreement.

               "Applicable Interest Rate" shall mean either (i) LIBOR or (ii) Base Rate, as set forth in the Note.

               "Applicable Laws" shall mean any federal, state or local law, ordinance, rule or regulation to which any Borrower or the property of any Borrower is subject, whether domestic or international.

               "Base Rate" shall mean the higher of the (i) Federal Funds Rate plus one-half of one percent (.50%) or (ii) Prime Rate.

               "Borrower" or "Borrowers" shall mean each and all of the following entities: Condor Technology Solutions, Inc., a Delaware corporation, Management Support Technology Corp., a Delaware corporation, Computer Hardware Maintenance Company, Inc., a Pennsylvania corporation, Federal Computer Corporation, a Virginia corporation, Corporate Access, Inc., a Massachusetts corporation, Interactive Software Systems Incorporated, a Colorado corporation, U.S. Communications, Inc., a Maryland corporation, InVenture Group, Inc., a Pennsylvania corporation, and MIS Technologies, Inc., an Oklahoma corporation, and each other person or entity hereafter executing a Joinder Agreement pursuant to Section 10 of Article I of this Agreement, individually or collectively, as the context may require.

               "Business Day" shall mean any day other than a Saturday, Sunday, or public holiday under the laws of the Commonwealth of Virginia or other day on which banking institutions are authorized or obligated to close in the city in which the Lender's office is located.

               "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.).

               "Closing" shall mean the settlement of the transactions contemplated hereby.

               "Closing Date" shall mean the date on which Closing occurs.

               "Collateral" shall have the meaning assigned to such term in
Article III of this Agreement.

               "Collateral Account" shall have the meaning assigned to such term in Article VIII of this Agreement.

               "Commercial Contract" shall mean any written contract to which any Borrower is a party (other than a Government Contract) which gives rise or may give rise to Receivables.

               "Commitment Amount" shall mean Thirty-five Million Dollars ($35,000,000.00), or if the maximum aggregate commitment of the Lender hereunder is reduced pursuant to the terms of this Agreement (including, without limitation, the terms of Section 5 of Article I of this Agreement), such lesser amount.

               "Commitment Fee" shall have the meaning assigned to such term in
Section 7 of Article I of this Agreement.

               "Commitment Letter" shall mean that certain letter dated November 17, 1997 from the Lender to the Parent Company relating to the Loan.

               "Consolidated Company" shall mean the Borrowers on a consolidated basis.

               "Deutsche" shall mean Deutsche Financial Services Corporation, a Nevada corporation, together with its successors and assigns.

               "Deutsche Borrowers" shall mean Corporate Access, Inc., a Massachusetts corporation, U.S. Communications, Inc., a Maryland corporation, and Computer Hardware Maintenance Company, Inc., a Pennsylvania corporation.

               "Deutsche Financing" shall mean that certain financing provided by Deutsche to the Deutsche Borrowers from time to time in an amount not to exceed Fifteen Million Dollars ($15,000,000.00) for the Deutsche Borrowers' acquisition or purchase of Floor Plan Inventory Collateral, pursuant to the Deutsche Financing Agreement.

               "DFS Financing Agreement" shall mean that certain Agreement for Wholesale Financing dated April 15, 1998, by and between Deutsche and the Deutsche Borrowers, pursuant to which Deutsche agreed to provide the Deutsche Financing to the Deutsche Borrowers.

               "Deutsche Floor Plan Inventory Collateral" shall mean Inventory (as such term is defined in the applicable Uniform Commercial Code) heretofore or hereafter purchased or acquired by the Deutsche Borrowers with the proceeds of the Deutsche Financing, together with all cash and insurance proceeds arising from Inventory (but not accounts receivable, cash proceeds of accounts receivable or any other proceeds of Inventory), all substitutions, repossessions, exchanges, replacements and returns of Inventory, .all parts thereof, attachments, additions, accessories and accessions of Inventory, and all price protection credits, rebates, discounts and incentive payments relating to any of the foregoing.

               "Deutsche Subordination Agreement" shall mean that certain Intercreditor and Subordination Agreement dated April 15, 1998, by and between Deutsche and the Lender, pursuant to which (i) the Lender subordinated its security interest in and to the Floor Plan Inventory Collateral, to the security interest in favor of Deutsche, (ii) and Deutsche subordinated its security interest in and to any and all Collateral (other than Floor Plan Inventory Collateral), to the security interest in favor of the Lender, in each case for so long as the Deutsche Financing Agreement remains in full force and effect.

               "Event of Default" shall have the meaning assigned to such term in Section 1 of Article IX of this Agreement.

               "Facility" shall mean the revolving credit facility being extended pursuant to this Agreement in the maximum principal amount of Thirty-five Million Dollars ($35,000,000.00), with a sub-limit of Fifteen Million Dollars ($15,000,000.00) for Letters of Credit.

               "Federal Funds Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/8 of 1%) determined by the Lender to be the rate (and such rate shall be equal to or as nearly as possible equal to such rate) per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal Funds transactions arranged by Federal Funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

               "Fixed Charge Coverage Ratio" shall have the meaning assigned to such term in Section 15(b) of Article VI of this Agreement.

               "GAAP" shall mean generally accepted accounting principles.

               "Government" shall mean the United States government or any department, instrumentality or agency thereof, and any state government or any department, instrumentality or agency thereof.

               "Government Contract Assignments" shall have the meaning assigned to such term in Section 11 of Article VI of this Agreement.

               "Government Contracts" shall mean any and all (i) written contracts between any Borrower and the Government; and (ii) written subcontracts between any Borrower and a prime contractor who is providing goods or services to the Government pursuant to a written contract with the Government (the "Prime Contract"), provided that the subcontract relates only to goods or services being provided to the Government pursuant to the Prime Contract.

               "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants as defined in CERCLA, HMTA, RCRA or any other applicable environmental law, rule, order or regulation.

               "Hazardous Wastes" shall mean, without limitation, all waste materials subject to regulation under CERCLA, RCRA or analogous state law, and/or any other applicable Federal and/or state law now in force or hereafter enacted relating to hazardous waste treatment or disposal.

               "HMTA" shall mean the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.).

               "IBM" shall mean IBM Credit Corporation, a Delaware corporation, together with its successors and assigns.

               "IBM Borrower" shall mean Corporate Hardware Maintenance Company, Inc., a Pennsylvania corporation.

               "IBM Financing" shall mean that certain financing provided by IBM to the IBM Borrower from time to time in an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) for the IBM Borrower's acquisition or purchase of Floor Plan Inventory Collateral, pursuant to the IBM Financing Agreement.

               "IBM Financing Agreement" shall mean the Agreement for Wholesale Financing to be entered into by and between IBM and the IBM Borrower, in form and substance acceptable to the Lender, pursuant to which IBM agreed to provide the IBM Financing to the IBM Borrower.

               "IBM Floor Plan Inventory Collateral" shall mean Inventory (as such term is defined in the Uniform Commercial Code in effect in the Commonwealth of Virginia) acquired or purchased with the proceeds of the IBM Financing.

               "IBM Subordination Agreement" shall mean that certain Subordination Agreement dated April 14, 1998, by and between IBM and the Lender, pursuant to which IBM subordinated its security interest in and to any and all assets of the IBM Borrower (other than the IBM Floor Plan Inventory Collateral), whether now owned or hereafter acquired, to the security interest in favor of the Lender, in each case for so long as the IBM Financing Agreement remains in full force and effect.

               "Interest Period" means as to any Loan proceeds for which LIBOR based interest has been elected in accordance with this Agreement, the period commencing on and including the date such LIBOR election is effective (or the effective date of the election to convert any portion of the Loan to a LIBOR interest basis in accordance with the provisions of this Agreement) and ending on and including the day which is 30, 90 or 180 days thereafter, as available, and as selected in accordance with the provisions of this Agreement; provided, however, that: (i) the first day of any Interest Period shall be a Business Day;
(ii) if any Interest Period would end on a day that would not be a Business

Day, such Interest Period shall be extended to the next succeeding Business Day; and (iii) no Interest Period shall extend beyond the Maturity Date.

               "Lender" shall mean First Union Commercial Corporation, a North Carolina corporation.

               "Letter of Credit" and "Letters of Credit" shall mean, respectively, each and all of the standby letters of credit issued pursuant to this Agreement.

               Letter of Credit Application" shall have the meaning assigned to term in Section 3 of Article II of this Agreement.

               "Letter of Credit Fee" shall have the meaning assigned to such term in Section 3 of Article II of this Agreement.

               "LIBOR" shall mean for any Interest Period with respect to any Loan proceeds for which a LIBOR election has been made, the per annum interest rate (rounded upward, if necessary, to the nearest next 1/8 of 1%) quoted to the Lender, on an immediately available funds basis, at or about 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the first day of such Interest Period, for the offering by leading banks in the London Interbank Eurodollar market of Dollar Deposits for a period comparable in time to the duration of such Interest Period and in amounts comparable to the amounts for which LIBOR is to be determined, adjusted for reserve requirements, if any. If the Lender shall be unable or otherwise fails to so obtain the LIBOR quotes, LIBOR shall be the average of those rates quoted on the REUTERS "LIBO" page for a period comparable to the applicable Interest Period (rounded upward, if necessary, to the nearest next 1/8 of 1%).

               "Loan" shall mean the loans made by the Lender to the Borrowers in the aggregate maximum principal amount of Thirty-five Million Dollars ($35,000,000.00), or so much thereof as shall be advanced or readvanced from time to time, which are represented by the Facility, and which shall be evidenced by, bear interest and be payable in accordance with the terms and provisions set forth in the Note.

               "Loan Document" and "Loan Documents" shall mean, respectively, each and all of this Agreement, the Note, the Stock Security Agreement, the Commitment Letter and each other document, instrument or certificate now or hereafter executed and/or delivered by any Borrower in connection with the Loan.

               "Mandatory Payments" shall mean the mandatory payments required to be made on the Loan pursuant to Section 5 of Article I of this Agreement.

               "Margin" shall have the meaning ascribed to such term in the Note.

               "Material Contract" shall mean any and all (i) Government Contracts and/or (ii) contracts or agreements to which any Borrower is a party and pursuant to which such Borrower is or may be (a) entitled to receive payments, in the aggregate, in excess of (i) Five Hundred Thousand and No/100 Dollars ($500,000.00), per annum or (ii) One Million Dollars ($1,000,000), throughout the term of the applicable contract or agreement and any renewal or extension thereof, or (b) obligated to make payments or have any other obligation or liability thereunder (direct or contingent), in the aggregate, in excess of (i) Five Hundred Thousand and No/100 Dollars ($500,000.00), per annum or (ii) One Million Dollars ($1,000,000), throughout the term of the applicable contract or agreement and any renewal or extension thereof.

               "Maturity Date" shall mean April 15, 2001.

               "Note" shall mean that certain Revolving Promissory Note of even date herewith made by the Borrowers and payable to the order of the Lender in the maximum principal amount of Thirty-five Million Dollars ($35,000,000.00), and/or any other promissory note(s) executed, issued and delivered pursuant to this Loan Agreement, together with all extensions, renewals, modifications and substitutions thereof or therefor.

               "Obligation" and "Obligations" shall mean, respectively, any and all obligations or liabilities of any Borrower to the Lender in connection with the Loan, whether now existing or hereafter created or arising, direct or indirect, matured or unmatured, and whether absolute or contingent, joint, several or joint and several, and no matter how the same may be evidenced or shall arise.

               "Parent Company" shall mean Condor Technology Solutions, Inc., a Delaware corporation, together with its successors and assigns.

               "Permitted Liens" shall mean: (a) liens for taxes which are being contested in good faith and by appropriate proceedings, which (i) the Borrowers have the financial ability to pay, including penalties and interest, and (ii) the non-payment thereof will not result in the execution of any such tax lien or otherwise jeopardize the interests of the Lender in any part of the Collateral;
(b) deposits or pledges to secure obligations under workers' compensation, social security or similar laws, incurred in the ordinary course of business;
(c) liens securing indebtedness of the Borrowers permitted by Section 7 of
Article VII of this Agreement; (d) cash deposits pledged to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business; (e) mechanics', workmen's, repairmen's, warehousemen's, vendors' or carriers' liens or other similar liens; provided that such liens arise in the ordinary course of the Borrowers' business and secure sums which are not past due, or which are separately secured by cash deposits or pledges in an amount adequate to obtain the release of such liens; (f) except as otherwise provided in this Agreement, statutory or contractual landlord's liens on the Borrowers' tangible personal property located in the demised premises; (g) zoning or other similar and customary land use restrictions, which do not materially impair the use or value of the subject property; (h) judgment liens which are not prohibited by Section 4 of Article VII of this Agreement; (i) other liens expressly permitted by the terms and provisions of this Agreement; (j) liens in favor of Deutsche granted in accordance with the terms and provisions of the Deutsche Financing Agreement and encumbering only the Deutsche Floor Plan Inventory Collateral, and other liens in favor of Deutsche which have been granted in accordance with the terms and provisions of the Deutsche Financing Agreement and made expressly subordinate in all respects to the liens in favor of the Lender pursuant to the Deutsche Subordination Agreement; (k) liens in favor of IBM granted in accordance with the terms and provisions of the IBM Financing Agreement and encumbering only the IBM Floor Plan Inventory Collateral, and other liens in favor of IBM which have been granted in accordance with the terms and provisions of the IBM Financing Agreement and made expressly subordinate in all respects to the liens in favor of the Lender pursuant to the IBM Subordination Agreement; and (l) liens in favor of the Lender.

               "Prime Rate" shall mean the rate of interest from time to time established and publicly announced by the Lender as its prime rate, in the Lender's sole discretion, which rate of interest may be greater or less than other interest rates charged by the Lender to other borrowers and is not solely based or dependent upon the interest rate which the Lender may charge any particular borrower or class of borrowers.

               "Pro Forma" shall mean financial results calculated in accordance with SEC Regulation S-X, Article 11, as amended.

               "RCRA" shall mean the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et. seq.).

               "Receivables" shall mean all of the Borrowers' respective present and future accounts, contracts, contract rights, chattel paper, general intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements, contribution rights and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business any Borrower conducts, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of inventory.

               "Request for Advance and Certification" shall mean the form Request for Advance and Certification attached as Exhibit 1 hereto.

               "SEC" shall mean the Securities and Exchange Commission.

               "Stock Security Agreement" shall mean that certain Stock Security Agreement of even date herewith, by and between the Lender and the Parent Company, together with any and all amendments and/or modifications thereof.

               "Total Funded Debt to Pro Forma EBITDA Ratio" shall mean the ratio described in Section 15 of Article VI of this Agreement.

                                    ARTICLE I

                                   COMMITMENT

               1. Maximum Loan Amount. Subject to the terms and conditions of this Agreement, the Lender agrees to make the Loan to the Borrowers. The Loan shall bear interest and be payable in accordance with the terms and provisions of the Note. At Closing, the Borrowers shall execute and deliver to the Lender the Note, which shall be payable to the order of the Lender in the maximum principal amount of Thirty-five Million Dollars ($35,000,000.00), or so much thereof as shall be advanced and readvanced.

               2. Use of Proceeds. The Loan shall be used by the Borrowers only for the following purposes: (i) for working capital (including, without limitation, to support accounts receivable under Government Contracts) and general corporate needs of the Borrowers; and (ii) subject to the terms and conditions of this Agreement, to finance (a) certain capital expenditures incurred by any Borrower, and (b) the acquisition by any Borrower of other businesses or entities. Each Borrower agrees that it will not use or permit the Loan proceeds to be used for any other purpose without the Lender's prior written consent.

               3.  Intentionally Omitted.

               4.  Advances.

                  (a) Agreement to Advance and Readvance; Procedure. So long as no Event of Default exists, and no act, event or condition shall have occurred which with notice or the lapse of time, or both, shall constitute an Event of Default, and subject to the terms and provisions of this Agreement, the Lender shall advance and readvance the proceeds of the Facility from time to time in accordance with this Agreement. Requests for advances shall be in the form of
Exhibit 1 hereto. Requests for advances of Loan proceeds may be made via facsimile on any given Business Day if the Borrowers provide the Lender, in advance, with a written list of the names of the specific officers authorized to request disbursements by facsimile. Upon request by the Lender, the Borrowers shall confirm in an original writing each facsimile request for advance made by any Borrower. The Lender shall have no obligation to make any advance after the Maturity Date.

                  (b) Certain Advance Procedures and Limits. Amounts advanced in connection with the Loan shall bear interest on a Base Rate basis or a LIBOR basis, as more fully set forth in the Note. Advances bearing interest on a Base Rate basis shall be in minimum and incremental amounts of One Hundred Thousand Dollars ($100,000.00), and shall be made available on a same-day basis, if requested by 12:00 Noon Washington, D.C. time on a Business Day. Advances bearing interest on a LIBOR basis shall also be in minimum and incremental amounts of One Hundred Thousand Dollars ($100,000.00), and shall be made available three (3) Business Days after request therefor. The Borrowers' right to request LIBOR based interest, as well as certain additional terms, conditions and requirements relating thereto, are set forth in the Note and Exhibit 2 of this Agreement, and each Borrower expressly acknowledges and consents to such additional terms and provisions. The Borrowers' election of LIBOR based interest for any outstanding amounts shall be in the form of Exhibit 3 of this Agreement.

               5. Mandatory Payments; Reduction of Commitment. In addition to all other sums payable by the Borrowers pursuant to the Note, this Agreement or any other Loan Document, the Borrowers shall also make mandatory payments on the
Note in the amount of one hundred percent (100%) of the cash proceeds (net of reasonable and customary costs paid to unrelated and unaffiliated third parties in connection with the particular transaction) arising from (i) any Substantial Sale or Substantial Disposition of any of the assets of any Borrower which is
(a) not in the ordinary course of business; or (b) prohibited by the terms of this Agreement; (ii) the issuance by any Borrower after the Closing Date of debt securities or other debt obligations (other than in connection with debt permitted by Section 7 of Article VII of this Agreement); (iii) the receipt by or on behalf of any Borrower of insurance proceeds (other than recoveries due to damage to property, which recoveries are promptly applied toward repair or replacement of the damaged property, or recoveries for business interruption loss or workers compensation insurance proceeds); and/or (iv) the reversion of any pension plan assets. Any payment(s) made or required to be made by the Borrowers pursuant to this Section 5 shall permanently reduce the Commitment Amount by the amount of such payment(s). For purposes hereof, a Substantial Sale and/or Substantial Disposition shall mean any sale of assets involving amounts in excess of Five Hundred Thousand Dollars ($500,000.00).

               6. Field Audits. The Lender shall have the right, following the occurrence of an Event of Default, to conduct field audits with respect to the Collateral and each Borrower's accounts receivable, inventory, business and operations. All such field audits shall be at the sole cost and expense of the Borrowers.

               7. Certain Fees. In addition to principal, interest and other sums payable under the Note, the Borrowers shall pay the following fees:

                  (a) Commitment Fee. So long as any amounts remain outstanding in connection with the Facility, or the Lender has any obligation to make any advance in connection therewith, the Borrowers agree to pay to the Lender, a quarter-annual commitment fee (the "Commitment Fee"), at the annual percentage rate set forth below (which is based on the Total Funded Debt to Pro Forma EBITDA Ratio), calculated on the difference between (i) the Commitment Amount, and (ii) the average daily outstanding principal balance of the Facility (including the face amounts of all outstanding Letters of Credit) during the applicable quarter-annual period, as follows:


          Total Funded Debt to                         Annual
          Pro Forma EBITDA Ratio                   Percentage Rate
          ----------------------                   ---------------
          less than 1.5                                  .25%

          equal to or greater than
          1.5 but less than 2.0                          .30%

          equal to or greater than
          2.0 but less than 2.5                          .35%

          equal to or greater than
          2.5 but less than 3.0                          .40%

          greater than 3.0                               .50%



The Commitment Fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year, shall be due for any quarter during which the Lender has any obligation in connection with the Facility, and shall be payable in arrears, commencing on June 30, 1998 and continuing on the last day of every third (3rd) calendar month thereafter so long as this Agreement remains in effect.

               8. Intentionally Omitted.

               9. Appointment of the Parent Company. Each Borrower acknowledges that (i) the Lender has agreed to extend credit to each of the Borrowers on an integrated basis for the purposes herein set forth; (ii) it is receiving direct and/or indirect benefits from each such extension of credit; and (iii) the obligations of the "Borrower" or "Borrowers" under this Agreement are the joint and several obligations of each Borrower. To facilitate the administration of the Loan, each Borrower hereby irrevocably appoints the Parent Company as its true and lawful agent and attorney-in-fact with full power and authority to execute, deliver and acknowledge on each such Borrower's behalf, each Request for Advance and Certification, LIBOR Election Form and Certification, Non-Default Certificate and all other Loan Documents or other instruments or materials provided or to be provided to the Lender pursuant to this Agreement or in connection with the Loan. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Lender, which consent shall not be unreasonably withheld. Upon request of the Lender, each Borrower shall execute, acknowledge and deliver to the Lender a Power of Attorney, in form satisfactory to the Lender, confirming and restating the power-of-attorney granted herein.

               10. Joinder of New Subsidiaries and Affiliates. Any present or future subsidiary of any Borrower in which any Borrower now or hereafter owns, directly or indirectly, an ownership interest of greater than fifty percent (50%) shall, at the Lender's option, execute a Joinder Agreement in the form attached hereto as Exhibit 4 (a "Joinder Agreement"), pursuant to which such existing or newly created or acquired subsidiary shall (i) join in and become a party to this Agreement and the other Loan Documents; (ii) agree to comply with and be bound by the terms and conditions of this Agreement and all of the other Loan Documents; and (iii) become a "Borrower" and thereafter be jointly and severally liable for the performance of all the past, present and future obligations and liabilities of the Borrowers hereunder and under the Loan Documents.

                                   ARTICLE II

                                LETTERS OF CREDIT

               1. Issuance. The Borrowers and Lender acknowledge that from time to time the Borrowers may request that the Lender issue or amend Letter(s) of Credit. Subject to the terms and conditions of this Agreement, and any other reasonable requirements for letters of credit normally and customarily imposed by the Lender, the Lender agrees to issue such requested letters of credit, provided that no Event of Default has occurred, and no act, event or condition which with notice or the passage of time, or both, would constitute an Event of Default has occurred. The Lender shall have no obligation to issue any Letter of Credit which has an expiration date beyond the Maturity Date, unless the Borrowers shall have deposited with the Lender, concurrent with the issuance of any such Letter of Credit, cash security therefor in an amount equal to the face amount of the Letter of Credit. Any request for a Letter of Credit shall be made by the Borrowers submitting to the Lender an Application and Letter of Credit Agreement or Amendment to Letter of Credit (each being herein referred to as a "Letter of Credit Application") on the Lender's standard form, at least three
(3) Business Days prior to the date on which the issuance or amendment of the Letter of Credit shall be required, which Letter of Credit Application shall be executed by an authorized officer of the Borrowers, and be accompanied by such other supporting documentation and information as the Lender may from time to time reasonably request. Each Letter of Credit Application shall be deemed to govern the terms of issuance of the subject Letter of Credit, except to the extent inconsistent with the terms of this Agreement. It is understood and agreed that Letters of Credit shall not be issued for durations of longer than one (1) year. Any outstanding Letter of Credit may be renewed from time to time; provided that (i) at least thirty (30) days' prior written notice thereof shall have been given by the Borrowers to the Lender; and (ii) no default or Event of Default exists under the terms and provisions of the particular Letter of Credit or this Agreement.

               2. Amounts Advanced Pursuant to Letters of Credit. Upon the issuance of any Letter(s) of Credit any amounts drawn under any Letter of Credit shall be deemed advanced under the Note, shall bear interest and be payable in accordance with the terms of the Note and shall be secured by the Collateral (in the same manner as all other sums advanced under the Note). It is expressly understood and agreed that all obligations and liabilities of the Borrowers to the Lender in connection with any such Letter(s) of Credit shall be deemed to be "Obligations," and the Lender shall not be required to release the Lender's security interest in the Collateral until (i) the Note and all other sums due to the Lender in connection with the Loan have been paid and satisfied in full,
(ii) all Letters of Credit have been canceled or expired, and (iii) the Lender has no further obligation or responsibility to make additional Loan advances or issue additional Letters of Credit. Furthermore, in no event whatsoever shall the Lender have any obligation to issue any Letter of Credit which would cause the face amount of all then outstanding Letters of Credit issued for the benefit of the Borrowers, in the aggregate, to exceed Fifteen Million Dollars ($15,000,000.00).

               3. Letter of Credit Fees. The Borrowers shall be liable for the payment of (i) a per annum fee equal to the applicable Additional LIBOR Interest Rate Margin set forth in the Note as of the date of such calculation, multiplied by the face amount of each Letter of Credit issued or amended pursuant to this Agreement (the "Letter of Credit Fee"), calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year; and (ii) customary issuance and administrative charges (the "Letter of Credit Administration Fee"). The Letter of Credit Fee shall be due and payable, in advance, on the date the Letter of Credit is issued or amended, and on each anniversary date of such Letter of Credit. The Letter of Credit Administration Fee shall be due and payable simultaneously with the Lender's issuance or amendment of the particular Letter of Credit.

                                   ARTICLE III

                                    SECURITY

               1. Security Generally. As collateral security for the Loan and all other Obligations, the Borrowers hereby grant and convey to the Lender a security interest in all of the following (collectively, the "Collateral"):


                  Receivables. All of each Borrower's present and future accounts, contracts, contract rights, chattel paper, general intangibles, notes, drafts, acceptances, chattel mortgages, conditional sale contracts, bailment leases, security agreements and other forms of obligations now or hereafter arising out of or acquired in the course of or in connection with any business each Borrower conducts, together with all liens, guaranties, securities, rights, remedies and privileges pertaining to any of the foregoing, whether now existing or hereafter created or arising, and all rights with respect to returned and repossessed items of inventory;

                  Inventory. All of each Borrower's inventory and goods (as defined in the Uniform Commercial Code in effect in the Commonwealth of Virginia) now or hereafter owned by each Borrower, whenever acquired and wherever located, and whether held for sale or lease or furnished or to be furnished under contracts of service, and all raw materials, work in process and materials now or hereafter owned by each Borrower, wherever located, and used or consumed in its business, including all returned and repossessed items; and all other property now or hereafter constituting inventory (as defined in the Uniform Commercial Code in effect in the Commonwealth of Virginia);

                  Other Collateral. All of each Borrower's present and future furniture, fixtures, equipment, machinery, supplies and other assets and personal property of every type or nature whatsoever, including without limitation, all of each Borrower's present and future instruments, documents, inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights of claims against carriers and shippers, leases and rights to indemnification;

                  Leases. All of each Borrower's present and future right, title and interest in and to any and all leases, occupancy agreements, subleases, contracts, licenses, agreements and other understandings of or relating to the use, enjoyment and occupancy of real property or any improvements thereon;

                  Stock. All of the Parent Company's right, title and interest in and to all of the issued and outstanding capital stock of all of its present or future subsidiaries, whether common or preferred, and whether now or hereafter issued or outstanding and whether now or hereafter acquired by the Parent Company, together with all voting or other rights appurtenant thereto, including, without limitation, the right to receive all dividends and/or distributions, and all proceeds thereof, pursuant to the terms of the Stock Security Agreement;

                  Records. All of each Borrower's records, documents and files, in whatever form, pertaining to the Collateral; and

                  Proceeds, Etc. Any and all cash and non-cash proceeds, increases, substitutions, replacements and/or additions to any or all of the foregoing.

               Notwithstanding the foregoing, the above described conveyance shall not be deemed to include the conveyance of any Government Contract or other contractual agreement, which by its terms or applicable law may not be conveyed; it being understood, however, that in any such situation(s), the Lender's security interest shall include (i) the entirety of each Borrower's right, title and interest in and to all accounts receivable and all other proceeds directly or indirectly arising from such Government Contract or other contractual agreement, and (ii) all other rights and interests which any Borrower may lawfully convey to the Lender.

               2. Stock Security Agreement. Each Borrower's full and faithful performance of its obligations under this Agreement, this Note and all other Loan Documents is secured by, in addition to the other Collateral, the Stock Security Agreement, pursuant to which the Parent Company has pledged to the Lender a first lien security interest in all of the Parent Company's right, title and interest in and to the stock of each of its subsidiaries.

               3. No Preference or Priority. It is expressly understood and agreed that if there is more than one note secured by this Agreement, all such notes shall be secured without preference or priority; it being the intention of the parties that all notes secured by this Agreement shall be co-equal and coordinate in right of payment of principal, interest, late charges and other sums due thereunder.

               4. Release of Security Interest. At such time as (i) the Note(s) and all other sums due to the Lenders in connection with the Loan have been paid and satisfied in full, (ii) all Letters of Credit have been canceled or expired, and (iii) the Lender has no further obligation or responsibility hereunder to make additional Loan advances or issue additional Letters of Credit, the Lender shall, upon request of the Borrowers and at no cost or expense to the Lender, execute and deliver such documentation as the Borrowers may reasonably request to release the Collateral from the Lender's lien (including, without limitation, the execution of UCC termination statements), and the termination of record of this Agreement.

                                   ARTICLE IV

                     CONDITIONS TO THE LENDER'S OBLIGATIONS

               The Lender's obligation to proceed to Closing shall be subject to the following conditions:

               1. Satisfaction of Commitment Letter Conditions; Compliance with Agreements. The Borrower shall have satisfied all conditions precedent to the initial advance of the Loan proceeds set forth in the Commitment Letter, including without limitation, each of the following items:

                  (i) The Lender's satisfaction with its review of the business, financial, accounting and legal condition of the Parent Company and the Acquired Entities.

                  (ii) The Lender's satisfaction with the structure of the public equity offering contemplated by the Borrowers (the "Public Offering") and the structure of the acquisition of the Acquired Entities.

                  (iii) The successful completion of the Public Offering, raising net proceeds equal to or greater than Sixty Million Dollars ($60,000,000.00), and the acquisition of the Acquired Entities.

                  (iv) The Lender's review of and satisfaction with the (a) organizational structure of each of the Borrowers after the completion of the Public Offering and the acquisition of the Acquired Entities, (b) manner in which Loan proceeds will be made available to the various Borrowers, and (c) loan structure.

                  (v) Evidence satisfactory to the Lender of the repayment in full of all outstanding indebtedness, both direct or contingent, of the Borrowers, other than trade payables, operating leases and/or inter-company indebtedness (including inter-company guarantees) incurred in the ordinary course of business, and other indebtedness permitted pursuant to the terms and provisions of this Agreement.

                  (vi) The Lender's satisfaction that the Loan shall be in full compliance with all legal requirements, and that all regulatory, governmental, shareholder, corporate and third party consents and approvals shall have been obtained.

                  (vii) The Lender's satisfaction with the Borrowers' environmental risk assessment of its properties (including any potential levels of environmental liability set forth therein).

                  (viii) No litigation by any entity (private or governmental) shall be pending or threatened against any Borrower at Closing (i) with respect to the Loan, Loan Documents or transactions contemplated thereby (except for litigation disclosed to and not objected to by the Lender prior to Closing); or (ii) which in the Lender's good faith judgment could reasonably be expected to have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise), results of operations or prospects of any Borrower going forward.

                  (ix) No bankruptcy or other proceeding shall be pending or threatened against any Borrower.

                  (x) The Lender shall have a perfected first lien security interest in all collateral described herein, with such exceptions as shall be satisfactory to the Lender. The Borrowers shall have obtained landlord lien waivers for each location leased by a Borrower, in form and substance satisfactory to the Lender. Additionally, for each Government Contract the Lender elects to have specifically assigned to the Lender pursuant to the Assignment of Claims Act of 1940 as of the date of Closing, the Borrowers shall have executed all documents necessary to be executed by the Borrowers in order to cause compliance with such act.

                  (xi) All reasonable costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) and other reasonable compensation payable to the Lender shall have been paid in full, to the extent due.

                  (xii) No material adverse change in the business, assets, properties, condition (financial or otherwise), liabilities (actual or contingent), operations or prospects of any Borrower or any subsidiary or affiliate of any Borrower, or any of the Acquired Entities, shall have occurred since the issuance of the Commitment Letter.

                  (xiii) No material adverse change in the Government contracting status of any Borrower shall have occurred.

                  (xiv) Each Borrower's compliance in all material respects with all applicable federal, state, local and foreign laws and regulations, including all applicable labor and environmental laws and regulations.

                  (xv) Receipt of appropriate and satisfactory legal opinions and, if requested by the Lender, evidence of solvency, after giving effect to the Loan transaction contemplated hereby.

                  (xvi) The Lender's satisfaction with the terms, conditions and existence of insurance coverage appropriate to the conduct of each Borrower's business.

                  (xvii) The Lender's satisfaction with the terms and conditions of all material supply and sale agreements and management contracts.

                  (xviii) The Lender's review and satisfaction with the final terms and conditions of, and all documentation relating to, the Borrowers, the Loan, the Public Offering (including all representations, warranties and indemnities contained therein) and the acquisition of the Acquired Entities.

Additionally, the Borrowers shall have performed all agreements theretofore to be performed by the Borrowers, and shall not be in breach of any covenant, representation or warranty made in this Agreement or any other Loan Document.

               2. Financial Condition. There shall have been no material adverse change in the financial condition of any Borrower between the date of the most recent financial statement(s) listed in Exhibit 6 hereto and the Closing Date.

               3. Opinion of Counsel. The Lender shall have received an opinion of counsel (the "Opinion of Counsel") for the Borrowers in form and substance satisfactory to the Lender.

               4. No Default. There shall exist no Event of Default, and no act, event or condition shall have occurred which with notice or the lapse of time, or both, would constitute an Event of Default.

               5. Documentation. The Lender shall have received such certificates of good standing, corporate resolutions, opinions and certifications, in such form and content and from such parties, as the Lender shall require. All documentation relating to the Public Offering, the acquisition of the Acquired Entities, the Loan and all related transactions must be satisfactory in all respects to the Lender and its counsel.

               6. Closing Costs and Expenses. Each of the Borrowers shall have paid all closing costs and expenses incurred by the Lender in connection with the transactions contemplated hereby, including, without limitation, all recording costs.


                                    ARTICLE V


                         REPRESENTATIONS AND WARRANTIES

               To induce the Lender to enter into this Agreement, each Borrower jointly and severally represents, warrants, covenants and agrees as follows:

               1. Corporate Existence and Qualification. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all corporate power and authority and all necessary licenses and permits to own, operate and lease its properties and carry on its business as now being conducted, and as it may in the future be conducted. Each Borrower is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the nature of its activities or the character of its properties makes qualification necessary or desirable.

               2. Corporate Authority; Noncontravention. The execution, delivery and performance of the obligations of the Borrowers set forth in this Agreement, the Note and the other Loan Documents (i) have been duly authorized by all necessary corporate and/or stockholder action; (ii) do not require the consent of any governmental body, agency or authority; (iii) will not violate or result in (and with notice or the lapse of time will not violate or result in) the breach of any provision of the Articles of Incorporation/Certificate of Incorporation or By-laws of any Borrower, any indenture, instrument, agreement or other undertaking to which any Borrower is a party or by which any Borrower is bound, or any order or regulation of any governmental authority or arbitration board or tribunal; and (iv) except as permitted by the terms and provisions of this Agreement, result in the creation of a lien, charge or encumbrance of any nature upon any of the properties or assets of any Borrower. When the Loan Documents are executed and delivered, they will constitute legal, valid and binding obligations of each of the Borrowers, enforceable against each of the Borrowers in accordance with their respective terms.

               3. Financial Position. The financial statements listed on Exhibit 6 hereto, copies of which have been delivered to the Lender, present fairly the financial condition of the Borrowers as of the date thereof and the results of each Borrower's operations for the periods indicated therein, were prepared in accordance with GAAP, are true and accurate in all material respects, and are not misleading in any material respect. All liabilities, fixed or contingent, are fully shown or provided for on the referenced financial statements or the notes thereto as of the dates thereof. There has been no material adverse change in the business, property or condition (financial or otherwise) of any Borrower since the date of the most recent financial statements listed on Exhibit 6.

               4. Payment of Taxes. Each of the Borrowers has filed all tax returns and reports required to be filed by it with the United States Government and/or with all state and local governments, and has paid in full or made adequate provision on its books for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports, except to the extent that the validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof pending such contest will not result in the execution of any tax lien or otherwise jeopardize the Lender's interests in any part of the Collateral.

               5. Accuracy of Submitted Information; Omissions. All documents, certificates, information, materials and financial statements furnished or to be furnished to the Lender pursuant to this Agreement or otherwise in connection with the Loan (i) are and will be true and correct in all material respects;
(ii) do not and will not contain any untrue statement of a material fact; and
(iii) do not and will not omit any material fact necessary to make the statements contained therein or herein not misleading. No Borrower is aware of any fact which has not been disclosed to the Lender in writing which materially adversely affects, or so far as any Borrower can now reasonably foresee, could reasonably be expected to materially adversely affect, the properties, business, profit or condition (financial or otherwise) of any Borrower or the ability of any Borrower to perform its obligations under this Agreement or any other Loan Documents.

               6. Government Contracts. No notice of suspension, debarment, cure notice, show cause notice or notice of termination for default has been issued by the Government to any Borrower, and none of the Borrowers is a party to any pending, or to any Borrower's knowledge threatened, suspension, debarment, termination for default issued by the Government or other adverse Government action or proceeding in connection with any Government Contract. All Government contracts which constitute Material Contracts and have a remaining term of six
(6) months or longer are listed on Schedule 1 hereto.

               7. No Defaults or Liabilities. No Borrower is in default in the performance of any obligation, covenant or condition contained in any agreement to which it is a party. Additionally, none of the Borrowers is aware of any condition, act, event or occurrence, including, without limitation, any pending or threatened litigation, legal or administrative proceeding or investigation, not disclosed to the Lender in writing which could reasonably be expected to prejudice the Lender's rights under any Loan Document in any respect.

               8. No Violations of Law. No Borrower is in violation of any Applicable Laws; none of the Borrowers has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its properties or to the conduct of its business (unless the failure to obtain the same would not have a material adverse effect on the condition (financial or otherwise) or the operations of any Borrower), and each of the Borrowers has conducted its business and operations in compliance in all material respects with all Applicable Laws.

               9. Litigation and Proceedings. Except for the matters set forth on Schedule 2 attached hereto, no action, suit or proceeding against or affecting any Borrower is presently pending, or to the knowledge of any Borrower, threatened, in any court, before any governmental agency or department, or before any arbitration board or tribunal, which involves the possibility of any judgment or liability not fully covered by insurance and which could reasonably expected to have a material adverse effect on the business, property, assets, liabilities or condition (financial or otherwise) of any Borrower. No Borrower is aware of any existing basis for any such action, suit or proceeding. No Borrower is in default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.

               10. Security Interest in the Collateral. Each Borrower is the sole legal and beneficial owner of the Collateral owned or purported to be owned by it, free and clear of all liens, claims and encumbrances of any nature, except for the Permitted Liens and other liens permitted by the terms and provisions of this Agreement. The Borrowers have provided to the Lender written landlord waivers from each lessor/landlord of any premises at which any Borrower's assets having a book value in excess of One Hundred Thousand Dollars ($100,000.00) is now or hereafter located. Each such landlord waiver subordinates any statutory, contractual or other lien the lessor/landlord may have in any of the Collateral to the lien, operation and effect of the lien being granted to the Lender pursuant to this Agreement, except to the extent otherwise expressly set forth in such landlord waiver and approved by the Lender.

               11. Principal Place of Business; Location of Books and Records. Each Borrower maintains its principal place of business and the office where it keeps its books and records with respect to accounts and contracts rights at the locations listed on Schedule 3 hereto. Set forth on Schedule 4 hereto is a list of each Borrower's business locations as of the Closing Date, and all places where any of the Collateral is located. Each Borrower agrees to notify the Lender in writing at least ten (10) days prior to any change in its principal place of business, or any change in the location of the office where it keeps its books and records with respect to accounts and contract rights, or any change of or addition to the locations where any Collateral is located.

               12. Fiscal Year. The Borrowers' fiscal year ends on December 31.

               13. Pension Plans.

                   (a) The present value of all benefits vested under all "employee pension benefit plans", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), from time to time maintained by any Borrower (individually, a "Pension Plan" and collectively, the "Pension Plans") did not, as of December 31, 1997, exceed the value of the assets of the Pension Plans allocable to such vested benefits;

                   (b) No Pension Plan, trust created thereunder or other person dealing with any Pension Plan has engaged in a non-exempt transaction proscribed by Section 406 of ERISA or a non-exempt "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code;

                   (c) No Pension Plan or trust created thereunder has been terminated within the last three (3) years, and there have been no "reportable events" (as such term is defined in Section 4043 of ERISA and the regulations thereunder) with respect to any pension plan or trust created thereunder after the effective date of ERISA; and

                   (d) No Pension Plan or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Internal Revenue Code) as of the end of any plan year, whether or not waived, since the effective date of ERISA.

               14. O.S.H.A. and Environmental Compliance.

                   (a) Each Borrower has duly complied with, and its facilities, business assets, property, leaseholds and equipment are in compliance with, the provisions of the Federal Occupational Safety and Health Act ("O.S.H.A."), the Environmental Protection Act, RCRA and all other environmental laws which non-compliance with could result in a material adverse effect on the business, condition (financial or otherwise) or results of operations of any Borrower; and there have been no citations, notices, notifications or orders of any such non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations;

                   (b) each Borrower has been issued all required federal, state and local licenses, certificates and permits necessary or appropriate in the operation of its facilities, businesses, assets, property, leaseholds and equipment, unless the failure to obtain any such license, certificate or permit would not have a material adverse effect on the business condition (financial or otherwise) or results of operations of any Borrower; and

                   (c) (i) there are no releases, spills, discharges, leaks or disposal (collectively referred to herein as "Releases") of Hazardous Substances at, upon, under or within any Real Property owned, or to the knowledge of any Borrower any premises leased, by any Borrower, except in compliance with Applicable Law; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned or, to the knowledge of any Borrower, any premises leased by any Borrower; (iii) no Real Property owned or, to the knowledge of any Borrower, premises leased by any Borrower have ever been used by a Borrower (and to the best of each Borrower's knowledge, any other person) as a treatment, storage or disposal facility for Hazardous Waste, except in compliance with Applicable Law; and (iv) no Hazardous Substances are present on any Real Property owned or, to the knowledge of any Borrower, the premises leased by any Borrower, except for such quantities of Hazardous Substances as are handled in accordance with all applicable manufacturer's instructions and governmental regulations, and as are necessary or appropriate for the operation of the business of the Borrowers. Each Borrower, for itself and its successors and assigns, hereby covenants and agrees to indemnify, defend and hold harmless the Lender from and against any and all liabilities, losses, claims, damages, suits, penalties, costs and expenses of every kind or nature, including, without limitation, reasonable out-of-pocket attorneys' fees arising from or in connection with (i) the presence or alleged presence of any Hazardous Substance or Hazardous Waste on, under or about any property of any Borrower (including, without limitation, any property or premises now or hereafter owned or leased by any Borrower), or which is caused by or results from, directly or indirectly, any act or omission to act by any Borrower; and (ii) any Borrower's violation of any environmental statute, ordinance, order, rule or regulation of any governmental entity or agency thereof (including, without limitation, any liability arising under CERCLA, RCRA, HMTA or any Applicable Laws).

               15. Intellectual Property. All patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, tradenames, trade secrets and licenses necessary for the conduct of the business of each Borrower are (i) owned or utilized by such Borrower, (ii) valid and, except with respect to licenses, have been duly registered or filed with all appropriate governmental authorities, and (iii) listed on Schedule 5 hereto; there is no objection or pending challenge to the validity of any such patent, trademark, copyright, tradename, trade secret or license; no Borrower is aware of any grounds for any such challenge or objection thereto; except as disclosed in Schedule 6 hereto, no Borrower pays any royalty to anyone in connection with any patent, trademark, copyright, tradename, trade secret or license; and each Borrower has the right to bring legal action for the infringement of any such patent, trademark, copyright, tradename, trade secret or license.

               16. Existing or Pending Defaults; Material Contracts. All Material Contracts are listed on Schedule 7 hereto. Except as set forth on
Schedule 8 attached hereto, no Borrower is aware of any pending or threatened litigation, or any other legal or administrative proceeding or investigation pending or threatened, against any Borrower arising from or related to any Material Contract, or otherwise, which could reasonably be expected to have a material adverse effect on the Lender's rights in connection with such Material Contract or on any Borrower's ability to perform its obligations hereunder or under any of the Loan Documents.

               17. Leases and Real Property. All material leases and other agreements under which any Borrower occupies real property are in full force and effect and constitute legal, valid and binding obligations of, and are legally enforceable against, the Borrower party thereto, and, to such Borrower's knowledge, are the binding obligations of and legally enforceable against, the other parties thereto. All necessary governmental approvals, if any, have been obtained for each such material lease or agreement, and there have been no threatened cancellations thereof or outstanding material disputes with respect thereto. No Borrower owns any interest in real property.

               18. Labor Relations. There are no strikes, work stoppages, material grievance proceedings, union organization efforts or other controversies pending, or to any Borrower's knowledge, threatened or reasonably anticipated, between any Borrower and (i) any current or former employee of any Borrower, or (ii) any union or other collective bargaining unit representing any such employee. Each Borrower has complied and is in compliance in all material respects with all Applicable Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, employee privacy and right to know. Except as set forth on Schedule 9 hereto, there are no collective bargaining agreements, employment agreements between any Borrower and any of its respective employees, or professional service agreements not terminable at will relating to the businesses or assets of any Borrower. The consummation of the transactions contemplated hereby will not cause any Borrower to incur or suffer any liability relating to, or obligation to pay, severance, termination or other similar payments to any person or entity.

               19. Assignment of Government Contracts. No existing Government Contract of any Borrower (and no present or future interest of any Borrower, in whole or in part, in, to or under any such Government Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any person or entity.

               20. Intentionally Omitted.

               21. Subsidiaries. All of the Subsidiaries of any of the Borrowers are listed on Schedule 10 hereto.

               22. Ownership of the Borrowers. All of the issued and outstanding capital stock of the Borrowers (other than the Parent Company) is owned by the Parent Company, free and clear of all liens, claims and encumbrances (other than the security interest in favor of the Lender).

               23. Solvency. Both prior to and after giving effect to the transactions contemplated by the terms and provisions of this Agreement, (i) each Borrower owned and owns property whose fair salable value is greater than the amount required to pay all of such Borrower's Indebtedness (including contingent debts), as applicable, (ii) each Borrower was and is able to pay all of its Indebtedness as such Indebtedness matures, and (iii) each Borrower had and has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage. For purpose hereof, "Indebtedness" means, without duplication (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Borrower as of the date on which Indebtedness is to be determined, (b) all obligations of any other person or entity which such Borrower has guaranteed, and (c) the Obligations.

               24. Survival of Representations and Warranties. All representations and warranties made herein shall survive the making of the Loan, and shall be deemed remade and redated as of the date of each request for an advance or readvance of any Loan proceeds, unless the Borrower is unable to remake and/or redate any such representation or warranty, discloses the same to the Lender in writing, and such inability does not constitute or give rise to an Event of Default or has been waived by the Lender in writing.


                                   ARTICLE VI


                              AFFIRMATIVE COVENANTS

               So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees with the Lender that:

               1. Payment of Loan Obligations. Each Borrower will duly and punctually pay all sums to be paid to the Lender in accordance with the terms and conditions of the Loan Documents, and will comply with, perform and observe all of the terms thereof.

               2. Payment of Taxes. Each Borrower will promptly pay and discharge when due all federal, state and other governmental taxes, assessments, fees and charges imposed upon it, or upon any of its properties or assets, except to the extent that that validity or amount thereof is being contested in good faith by appropriate proceedings and the non-payment thereof will not result in the execution of any tax lien or otherwise jeopardize the Lender's interest in any part of the Collateral.

               3. Delivery of Financial and Other Statements. The Borrowers shall deliver to the Lender financial and other statements, each of which shall, unless otherwise expressly provided to the contrary, be prepared in accordance with GAAP consistently applied, as follows:


                  (a) on or before the one hundred twentieth (120th) day following the close of each fiscal year, the Borrowers will submit to the Lender (i) annual audited and unqualified consolidated financial statements of the Consolidated

                           Company, which shall be accompanied by consolidated schedules (if necessary) and management letters (if issued) and certified by a nationally recognized independent certified public accountant reasonably acceptable to the Lender, (ii) internally prepared annual consolidating balance sheets and income statements of the Consolidated Company, which shall be accompanied by consolidating schedules (as necessary) and management letters (if issued) and certified by the Parent Company's Chief Financial Officer or another duly authorized executive officer of the Parent Company and (iii) an annual budget for the then current year, in form reasonably satisfactory to the Lender, certified by the Parent Company's Chief Financial Officer or another duly authorized executive officer of the Parent Company;


                  (b) on or before the thirtieth (30th) day following the close of each calendar month (except for the close of any calendar month which coincides with the close of a calendar quarter), the Borrowers will submit to the Lender internally prepared financial statements of the Consolidated Company, including a consolidated balance sheet and income statement, reporting the Consolidated Company's current financial position and the results of its operations for the month then ended and year-to-date, in form reasonably satisfactory to the Lender, certified by the Parent Company's Chief Financial Officer or another duly authorized executive officer of the Parent Company;


                  (c) on or before the forty-fifth (45th) day following the close of each calendar quarter, the Borrowers will submit to the Lender a consolidating balance sheet, income statement and a consolidated statement of cash flows and a Quarterly Covenant Compliance/Non-Default Certificate in the form of Exhibit 5 hereto, each of which shall be certified by the Parent Company's Chief Financial Officer or another duly authorized executive officer of the Parent Company;


                  (d) within five (5) days of issuance, distribution, receipt or filing, as applicable, the Borrowers will submit to the Lender copies of all public filings, prospectuses, disclosure statements and/or registration statements (including, without limitation, any amendments and supplements thereto, any regular and periodic reports (i.e., Form 10-K, Form 10-Q or Form 8-K), any letters of comment or correspondence to or from the SEC, and any other material reports) which any Borrower issues to, distributes to or files with the SEC or any state agency or department regulating securities (or any stockholder or other person or entity, pursuant to the rules and/or regulations of the SEC or any state agency or department regulating securities); and


                  (e) within five (5) days of Lender's request therefor, the Borrowers will provide to the Lender such other information and/or reports relating to any Borrower's business, operations, properties or prospects as the Lender may from time to time reasonably request.


               4. Maintenance of Records; Review by the Lender. Each Borrower will maintain at all times proper books of record and account in accordance with GAAP, consistently applied, and, subject to any confidentiality and secrecy requirements imposed by any Government agency, will permit the Lender's officers or any of the Lender's authorized representatives or accountants to visit and inspect each of the Borrowers' offices and properties, examine its books of account and other records, and discuss its affairs, finances and accounts with the officers of any Borrower all at such reasonable times during normal business hours, and as often as the Lender may deem reasonably necessary or appropriate; it being understood and agreed that, in the absence of an Event of Default, the Lender shall provide five (5) days notice to the Borrower prior to any such visit, inspection, examination or discussion described in this Section above.

               5. Maintenance of Insurance Coverage. Each Borrower will maintain in effect fire and extended coverage insurance, public liability insurance, workmen's compensation insurance and insurance on the Collateral, with responsible insurance companies, in such amounts and against such risks as are customary for similar businesses, required by governmental authorities, if any, having jurisdiction over all or part of its operations, or otherwise reasonably required by the Lender, and will furnish to the Lender certificates evidencing such continuing insurance. The Lender shall be named as loss payee on all hazard and casualty insurance policies by means of a standard noncontributory mortgagee clause and as an additional insured on all liability insurance policies. All insurance policies shall also provide for (i) not less than thirty (30) days written notice to the Lender prior to expiration, cancellation or material change; and (ii) waiver of subrogation.

               6. Maintenance of Property/Collateral; Performance of Contracts. Each Borrower will at all times maintain the Collateral and its tangible property, both real and personal, in good order and repair (subject to ordinary wear and tear), and will permit the Lender's officers or authorized representatives to visit and inspect all or any part of the Collateral at such reasonable times during normal business hours, as and when the Lender deems reasonably necessary or appropriate; provided, however, that (i) the Lender's review of any and all "classified contracts" shall be subject to compliance with Applicable Laws; and (ii) in the absence of an Event of Default, the Lender shall provide five (5) days notice to the Borrower prior to any such visit or inspection. Each Borrower shall perform all obligations under all material contracts to which it is a party (including, without limitation, all obligations of the Borrower as a contractor under any Material Contract), including all exhibits and other attachments to such contracts, all modifications thereto and all documents and instruments delivered pursuant thereto, and will comply in all respects with all laws, rules and regulations governing the execution, delivery and performance thereof. Each Borrower shall, upon request by the Lender, provide the Lender with a list and description of all Government Contracts to which such Borrower is a party.

               7. Maintenance of Corporate Existence. Each Borrower will maintain its corporate existence and will provide the Lender with evidence of the same from time to time upon the Lender's request.

               8. Maintenance of Certain Accounts with Lender. Each Borrower will maintain its primary operating accounts, including all depository accounts (time and demand), disbursement accounts and collection accounts with the Lender; it being understood and agreed that the Lender shall provide normal and customary banking services in connection with such accounts at rates comparable to and competitive with rates charged by similarly situated banking institutions for such services.

               9. Maintenance of Management. Each Borrower shall notify the Lender in writing of any change in the board of directors or the senior management of the Parent Company, or change in the office of the chief executive officer of Management Support Technology Corp., a Delaware corporation, Federal Computer Corporation, a Virginia corporation, Computer Hardware Maintenance Company, Inc., a Pennsylvania corporation, or Interactive Software Systems, Incorporated, a Colorado corporation, at least ten (10) days prior to the date of any such change.

               10. Disclosure of Defaults, Etc. Promptly upon the occurrence thereof, the Borrowers will provide the Lender with written notice of any Event of Default, or any act, event or occurrence that upon the giving of any required notice or the lapse of time, or both, would constitute an Event of Default. In addition, each Borrower will promptly advise the Lender in writing of any condition, act, event or occurrence which comes to such Borrower's attention that would or could reasonably be expected to prejudice the Lender's rights in connection with any Material Contract, the Collateral, this Agreement, the Note or any other Loan Document, including, without limitation, the details of any pending or threatened suspension, debarment or other governmental action or proceeding, any material pending or threatened litigation, and any other legal or administrative proceeding or investigation pending or threatened against any Borrower, including the entry of any judgment or lien (other than a Permitted
Lien) against any Borrower, its assets or property.

               11. Security Perfection; Assignment of Claims Act; Payment of Costs. The Borrowers will execute and deliver and pay the costs of recording and filing financing statements, continuation statements, termination statements, assignments and other documents, as the Lender may from time to time deem necessary or appropriate for the perfection of any liens granted to the Lender pursuant hereto or pursuant to any other Loan Document, including, without limitation, at the Lender's option, all documents or materials necessary or appropriate in order to comply with the Assignment of Claims Act of 1940, as amended, 31 U.S.C. Section 3727 and 41 U.S.C. Section 15 (the "Government Contract Assignments") in connection with each Government Contract which is a Material Contract and which is required by the Lender to be assigned to the Lender. All costs and expenses incurred in connection with the Government Contract Assignments shall be borne solely by the Borrowers. Additionally, the Borrowers will pay any and all of the Lender's reasonable out-of-pocket costs incurred in connection with or relating to the consummation of the transactions contemplated hereby, as well as any and all taxes (other than the Lender's income and franchise taxes), which may be payable as a result of the execution of this Agreement or any agreement supplemental hereto, or as a result of the execution and/or delivery of the Note or other Loan Document.

               12. Defense of Title to Collateral. The Borrowers will at all times defend the Lender's and each Borrower's rights in the Collateral, subject to the Permitted Liens, against all persons and all claims and demands whatsoever, and will, upon request of the Lender (i) furnish such further assurances of title as may be reasonably required by the Lender, and (ii) do any other acts necessary to effectuate the purposes and provisions of this Agreement, or as required by law or otherwise in order to perfect, preserve, maintain or continue the interests of the Lender in the Collateral.

               13. Compliance with Law. Each Borrower will conduct its businesses and operations in full compliance with (i) all Applicable Laws and requirements of all federal, state and local regulatory authorities having jurisdiction, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound, and (iv) all applicable decrees, orders and judgments.

               14. Further Assurances; Additional Requested Information. Each Borrower will provide to the Lender such further assurances and additional documents regarding the Collateral and the Lender's security interest therein as the Lender may from time to time reasonably request, and each Borrower will promptly provide the Lender with such additional information, reports and statements respecting its business, operations, properties and financial condition, and respecting its affiliated businesses and investments, as the Lender may from time to time reasonably request.

               15. Financial Covenants of the Borrowers. So long as any Obligation remains outstanding or this Agreement remains in effect, the Borrowers will comply with each of the financial covenants set forth below:


                  (a) NetWorth. The Borrowers will maintain on a consolidated basis for each quarter commencing with and including the quarter ending immediately after the Closing, Net Worth of not less than (i) 75% of net income for all fiscal quarters commencing with and including the fiscal quarter ending March 31, 1998 (but excluding net income for any fiscal quarter for which net income is a negative number), plus (ii) 75% of the net proceeds from the issuance or sale by the Borrower of any of its equity securities (excluding the proceeds from the exercise of employee stock options), plus (iii) $85,000,000.


                           For purposes of this Agreement, "Net Worth" shall mean total assets minus all liabilities, all to be determined on a consolidated basis in accordance with GAAP. The Net Worth shall be measured on the last day of each fiscal quarter throughout the term of the Loan.

                  (b) Fixed Charge Coverage Ratio. The Borrowers will maintain on a consolidated basis for each quarter commencing with and including the quarter ending immediately after the Closing, a fixed charge coverage Ratio of not less than 2.00 to 1.00.


                           For purposes of the foregoing, "fixed charge coverage Ratio" shall mean the Borrowers' Pro Forma earnings before interest, taxes, depreciation and amortization ("EBITDA"), plus rent expense, minus cash taxes paid, minus cash capital expenditures, minus cash dividends paid, divided by the Borrowers' rent expense, plus interest expense, plus required principal payments on debt and capital leases. The Fixed Charge Coverage Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan.

                  (c) Total Funded Debt to EBITDA Ratio. The Borrowers will maintain on a consolidated basis for each quarter commencing with and including the quarter ending immediately after the Closing, a Total Funded Debt to EBITDA ratio of not more than 3.50 to 1.00.


                           For purposes of the foregoing, "Total Funded Debt" shall mean any and all interest-bearing obligations, including without limitation, the face amount of all outstanding Letters of Credit. The Total Funded Debt to EBITDA

                           Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan.

                  (d) Senior Funded Debt to EBITDA Ratio. The Borrowers will maintain on a consolidated basis for each quarter commencing with and including the quarter ending immediately after the Closing, a Senior Funded Debt to EBITDA ratio of not more than 3.00 to 1.00.


                           For purposes of the foregoing, "Senior Funded Debt" shall mean Total Funded Debt less all debt expressly subordinated to repayment of the Loan in full pursuant to written subordination agreements acceptable to the Lender in all respects. The Senior Funded Debt to EBITDA Ratio shall be measured on the last day of each fiscal quarter throughout the term of the Loan.


                  (e) Ratio of Earnings Before Interest and Taxes ("EBIT") to Interest Expense. The Borrowers will maintain on a consolidated basis for each quarter commencing with and including the quarter ending immediately after the Closing, an EBIT to Interest Expense ratio of not less than 3.00 to 1.00.


                           The Ratio of EBIT to Interest Expense shall be measured on the last day of each fiscal quarter throughout the term of the Loan. The financial covenants set forth above (other than the financial covenant set forth in subsection (a) above) shall be calculated and tested on the basis of twelve (12) month trailing Pro Forma results, except that for the quarters ending on March 31, 1998, June 30, 1998 and September 30, 1998, the financial covenants shall be calculated and tested on an annualized Pro Forma cumulative basis. Unless otherwise defined, all financial terms used on this Section 15 shall have the meanings attributed to such terms in accordance with GAAP and SEC Regulation S-X, Article 11, as amended.

               16. Additional Financial Arrangements. In the event that any of the Borrowers or any subsidiary or affiliate of any Borrower seeks to obtain additional financial arrangements or financial services, including, without limitation, (i) any interest rate caps, currency swaps or other hedging transaction, (ii) any cash management, funds transfer, trade, corporate trust or securities services or (iii) any public or private debt or equity instruments or securities to be issued by any Borrower or any subsidiary or affiliate of any Borrower, such Borrower shall give the Lender and its affiliates an opportunity to make a bid to provide, arrange, underwrite or administer such additional financial arrangements or financial services and such Borrower shall determine whether such bid is in its best interests.

               17. Landlord Waivers; Subordination. The Borrowers shall provide to the Lender written landlord waivers from each lessor/landlord of any premises at which any Borrower's assets having a book value in excess of One Hundred Thousand Dollars ($100,000.00) is now or hereafter located. Each landlord waiver shall subordinate any statutory, contractual or other lien the lessor/landlord may have in any Collateral to the lien, operation and effect of the lien granted to the Lender pursuant to this Agreement (except to the extent otherwise expressly set forth in such landlord waiver and approved by the Lender), and shall be in form and substance acceptable to the Lender.

               18. Substitute Notes. Upon request of the Lender, each Borrower shall execute and deliver to the Lender substitute promissory notes, in form and substance satisfactory to the Lender in all respects, payable to the order of such person or entity as may be designated by the Lender.

                                  ARTICLE VII

                      NEGATIVE COVENANTS OF THE BORROWERS

               So long as any Obligation remains outstanding or this Agreement remains in effect, each Borrower jointly and severally covenants and agrees that, without the prior written consent of the Lender, the Borrowers will not:

               1. Change of Control; Disposition of Assets; Acquisition and Merger.

                  (a) Permit majority or effective control of any Borrower to be sold, assigned or otherwise transferred, legally or equitably, to any person or entity (other than another Borrower); or

                  (b) suffer or permit the issuance of any capital stock of any Borrower (other than the Parent Company); it being understood and agreed that this negative covenant shall not be deemed violated by the issuance of capital stock by any Borrower in connection with (i) the purchase or acquisition of any company or entity pursuant to the terms of this Agreement,
(ii) stock options granted to key employees of any Borrower (including, without limitation, prospective employees, consultants, directors, prospective directors or any other persons eligible for stock options pursuant to the Parent Company's 1997 Long-Term Incentive Plan, as amended in November 1997), and/or (iii) earn outs included in purchase transactions described in (i) above and other earn-outs acceptable to the Lender in writing; or

                  (c) sell, assign, loan, deliver, lease, transfer or otherwise dispose of property or assets, except for the disposition of assets in the ordinary course of the Borrowers' business, provided that such dispositions of assets, in the aggregate, do not exceed Five Hundred Thousand Dollars ($500,000.00) per annum; or

                  (d) permit any Borrower to merge or consolidate with any company or enterprise which is not a Borrower party to this Agreement, or acquire or purchase any company or enterprise which is not a Borrower party to this Agreement; it being understood and agreed, however, that the Lender agrees to grant its consent in connection with acquisitions by a Borrower of other entities so long as:

                           (i) the aggregate cost/purchase price/total consideration (i.e., the value of cash paid, stock exchanged, debt assumed and other actual consideration paid) for any single acquisition does not exceed Twenty Million Dollars ($20,000,000.00) and for all such acquisitions does not exceed Fifty Million Dollars ($50,000,000.00) on an annual basis and One Hundred Twenty Million Dollars ($120,000,000.00) during the term of the Loan;

                           (ii) the Pro Forma financials of the Borrowers, after taking into effect the acquisition(s), are not projected to cause the Borrowers to fail to comply with any of the financial covenants set forth in Section 15 of Article VI of this Agreement; and

                           (iii) the following parameters/conditions are satisfied:

                                    A.       the entity to be acquired is a
                                             going concern;


                                    B.       the entity to be acquired is in a
                                             line of business similar or
                                             complementary to the Borrowers';


                                    C.       the entity to be acquired has
                                             positive EBITDA on a Pro Forma
                                             basis for the preceding twelve (12)
                                             month period;


                                    D.       there is no assumption of
                                             indebtedness, other than trade
                                             liabilities in the ordinary course
                                             of business and/or other debt
                                             expressly consented to by the
                                             Lender and expressly subordinated
                                             to the Loan;


                                    E.       in the case of a merger, the
                                             Borrower is the surviving,
                                             controlling corporation;

                                    F.       the acquisition is not hostile;

                                    G.       the entity to be acquired is not,
                                             in the Lender's judgment, subject
                                             to material pending litigation; and


                                    H.       no Event of Default exists, and no
                                             act, event or condition which with
                                             notice or the passage of time, or
                                             both, would constitute an Event of
                                             Default, has occurred under this
                                             Agreement or any other Loan
                                             Document.

               In the event a written request for the Lender's consent to a particular acquisition is made by a Borrower pursuant to this Section, such Borrower shall submit to the Lender (a) a written certification that the proposed acquisition meets the criteria described in this Section 1 of
Article VII, (b) the Pro Forma financials described above, together with (i) a Pro Forma calculation of the financial covenants set forth in Section 15 of
Article VI of this Agreement, after taking into effect such acquisition, and
(ii) the most recent financial statements of the entity to be acquired by a Borrower (for the preceding twelve (12) month period), and (c) such other information as may be reasonably required by the Lender. The Borrowers acknowledge and agree that in preparing the Pro Forma statements required to be submitted hereunder, actual prior expenses shall not be adjusted except to reflect changes in owner/executive compensation and other expenses that qualify as Pro Forma adjustments.

               2. Margin Stocks. Use all or any part of the proceeds of any advance made hereunder to purchase or carry, or to reduce or retire any loan incurred to purchase or carry, any margin stocks (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks.

               3. Change of Operations. Change the general character of any Borrower's business as conducted on the date hereof, or engage in any type of business not directly related to, complementary to or compatible with such business as presently and normally conducted.

               4. Judgments; Attachments. Suffer or permit any judgment in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) against any Borrower or any attachment against any Borrower's property (for an amount not fully covered by insurance) to remain unpaid, undischarged or undismissed for a period of ten (10) days, unless enforcement thereof shall be effectively stayed or bonded;

               5. Further Assignments; Performance and Modification of Contracts; etc. Except as may be expressly permitted by the Loan Documents
(i) make any further assignment, pledge or disposition of the Collateral or any part thereof; (ii) permit any set-off or reduction, delay the timing of any payment under, or otherwise modify any Material Contract, if such set-off, reduction, delay or modification would adversely affect any Borrower in any material respect; (iii) create, incur or permit to exist any lien or encumbrance on any real property now or hereafter owned by any Borrower; or
(iv) do or permit to be done anything to impair the Lender's security in any Collateral or the payments due to any Borrower thereunder;

               6. Affect Rights of the Lender. At any time do or perform any act or permit any act to be performed which would or reasonably could materially adversely affect the interests or rights of the Lender under any Loan Document;

               7. Indebtedness; Granting of Security Interests. Suffer or permit any Borrower to incur any new indebtedness, except for (i) trade debt and operating leases incurred in the ordinary course of business; (ii) performance bonds issued on behalf of the Borrowers in the ordinary course of business; (iii) indebtedness secured by liens listed on Schedule 11 hereto, or other indebtedness secured by Permitted Liens; (iv) indebtedness incurred to finance (by purchase or lease) equipment constituting capital expenditures, provided that all capital leases permitted hereby do not, in the aggregate, exceed Two Million Dollars ($2,000,000.00) per annum; (v) indebtedness incurred pursuant to the Deutsche Financing Agreement in an amount not to exceed, at any time, Fifteen Million Dollars ($15,000,000.00), in the aggregate; (vi) indebtedness incurred pursuant to the IBM Financing Agreement in an amount not to exceed, at any time, Seven Hundred Fifty Thousand Dollars ($750,000.00), in the aggregate; and (vii) indebtedness subordinated to the Loan and subordinated to the liens in favor of the Lender on terms and conditions acceptable to the Lender. Except as otherwise expressly permitted herein, no Borrower shall mortgage, assign, pledge, hypothecate or otherwise encumber or permit any lien, security interest or other encumbrance, including purchase money liens, whether under conditional or installment sales arrangements or otherwise, to affect the Collateral or any other assets or properties of any Borrower (except for Permitted Liens), nor shall any Borrower guarantee or otherwise become obligated for any indebtedness of others or make any optional prepayments or any material amendments or modifications of any existing indebtedness; it being understood and agreed that the Parent Company's guaranty of the Deutsche Financing shall not constitute a violation of this negative covenant. Furthermore, each Borrower agrees that it will not enter into any agreement or understanding with any person or entity pursuant to which any Borrower agrees to be bound by a covenant not to encumber all or any part of the property or assets of such Borrower, unless such agreement or understanding is entered into in connection with the granting of purchase money security interests permitted pursuant to the terms and provisions of this Agreement.

               8. Dividends; Loans; Advances; Investments and Similar Events.

                  (a) Permit the Parent Company to declare or pay any dividends on its capital stock of any class.

                  (b) Permit any Borrower to alter or amend any Borrower's capital structure, purchase, redeem or otherwise retire any shares of any Borrower's capital stock (other than the Parent Company's capital stock), voluntarily prepay, acquire or anticipate any sinking fund requirement of any indebtedness, or make any distributions in cash or assets to any Borrower's shareholders; it being understood and agreed that none of the transactions described in this subsection (b) shall violate this negative covenant so long as all of the assets of any Borrower party to such transaction shall continue to be under the sole and exclusive control and ownership of a Borrower after giving affect to the applicable transaction.

                  (c) Make any loans, salary advances or other payments to
(i) any shareholders of any Borrower; (ii) any corporation or other enterprise directly or indirectly owned in whole or in part by any shareholder of a Borrower; or (iii) any other person or entity; it being understood and agreed that loans, salary advances and other payments between Borrowers and trade credit extended to customers of a Borrower in the ordinary course of business shall not be a violation of this covenant.

               9. Lease Obligations. Enter into any new lease of real or personal property, except in the ordinary course of business.

               10. Deutsche Financing and IBM Financing.

                  (a) Permit the aggregate of the outstanding principal balance of the Deutsche Financing, together with any and all accrued and unpaid interest thereon and any other sums payable in connection therewith to exceed, at any time, Fifteen Million Dollars ($15,000,000.00); or

                  (b) Permit the aggregate of the outstanding principal balance of the IBM Financing, together with any and all accrued and unpaid interest thereon and any other sums payable in connection therewith to exceed, at any time, Seven Hundred Fifty Thousand Dollars ($750,000.00).

               11. Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

               12. Lockbox Deposits. Permit or cause any and all payments required to be made directly to the Lender, pursuant to Section 2 of Article XI of this Agreement, to be made or directed to any other person or entity, without the prior approval of the Lender.

                                 ARTICLE VIII

                              COLLATERAL ACCOUNT

               From and after the occurrence of an Event of Default, upon the request of the Lender, the Borrowers will deposit or cause to be deposited into a collateral account (the

"Collateral Account") designated by the Lender, all checks, drafts, cash and other remittances received by the Borrowers, and shall deposit such items for credit to the Collateral Account within one (1) Business Day of the receipt thereof and in precisely the form received. Pending such deposit, the Borrowers will not commingle any such items of payment with any of their other funds or property, but will hold them separate and apart.

               Each of the Borrowers hereby covenants and agrees that the Collateral Account shall secure the Obligations and hereby grants, assigns and transfers to the Lender, a continuing security interest in all of the Borrowers' right, title and interest in and to the Collateral Account. Notwithstanding anything to the contrary under state law, the Lender may apply funds in the Collateral Account to any of the Obligations, including, without limitation, any principal, interest or other payment(s) not made when due, whether arising under this Loan Agreement and/or any other Loan Document, or any other Obligation of any Borrower, without notice to the Borrowers, without regard to the origin of the deposits in the account, the beneficial ownership of the funds therein or whether such Obligations are owed jointly with another or severally; the order and method of such application to be in the sole discretion of the Lender. The Lender's right to deduct sums due under the Loan Documents from the Borrowers' account(s) shall not relieve the Borrowers from their obligation to make all payments required by the Loan Documents as and when required by the Loan Documents, and the Lender shall not have any obligation to make any such deductions or any liability whatsoever for any failure to do so.

                                  ARTICLE IX

                             DEFAULT AND REMEDIES

               1. Events of Default. Any one of the following events shall be considered an "Event of Default":

                  (a) if any Borrower shall fail to pay any principal, interest or other sum owing on the Note or any other Obligation within five (5) days of the date when the same shall become due and payable, whether by reason of acceleration or otherwise;


                  (b) if any Borrower shall fail to pay and satisfy in full, within ten (10) days of the rendering thereof, any judgment against such Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) which is not, to the reasonable satisfaction of the Lender, fully bonded, stayed, covered by insurance or covered by appropriate reserves;

                  (c) if any warranty or representation set forth herein or in any other Loan Document made by any Borrower or any other party to any of the Loan Documents shall be untrue in any respect as of the date when made, including, without limitation, any information contained in any financial statement, application, schedule, report or other document given by any Borrower or any other party in connection with any of the Obligations or Loan Documents, or if any Borrower or such other party omitted to state any fact necessary to make such information not misleading in any material respect;


                  (d) if there shall be non-compliance with or a breach of any of the Affirmative Covenants contained in this Agreement (other than a default in the payment of any sum due and payable hereunder, which shall be governed by subsection (a) above, or a breach or violation of any of the financial covenants set forth in Section 15 of Article VI hereof, which shall be governed by subsection (f) below), and such non-compliance or breach remains uncured for a period of five (5) days;


                  (e) if there shall be non-compliance with or a breach of any affirmative covenants or agreements of any Borrower or any other person set forth in the Note or in any other Loan Document (other than (i) the non-compliance with or breach of any Affirmative Covenants set forth in this Agreement, which shall be governed by subsection (d) above, or (ii) a default in the payment of any sum due and payable pursuant to the Note or any other Loan Document, which shall be governed by subsection (a) above), and such non-compliance or breach remains uncured beyond any applicable notice/grace period set forth therein;


                  (f) if there shall be non-compliance with or a breach of any of the Negative Covenants contained in this Agreement or if there shall be non-compliance with or a breach of any of the financial covenants set forth in Section 15 of Article VI of this Agreement, or if there shall be non-compliance with or a breach of any other negative covenants of any Borrower or any other person set forth herein, in any Note or in any other Loan Document;

                  (g) if (i) without the prior written consent of the Lender, any Borrower shall be liquidated or dissolved or shall discontinue its business, and the assets of such Borrower have not been transferred to another Borrower; (ii) a trustee or receiver is appointed for any Borrower or for all or a substantial part of its assets; (iii) any Borrower makes a general assignment for the benefit of creditors; (iv) any Borrower files or is the subject of any insolvency proceeding or petition in bankruptcy, which in the case of an involuntary bankruptcy, remains undismissed for sixty
                           (60) days; (v) any Borrower shall become insolvent or at any time fail generally to pay its debts as such debts become due; or (vi) any governmental agency or bankruptcy court or other court of competent jurisdiction shall assume custody or control of the whole or any part of the assets of any Borrower;


                  (h) if any Borrower's property or assets, including, without limitation, any deposit accounts, are levied upon, attached or subject to any other enforcement proceeding, which is not fully bonded or stayed;


                  (i) themerger, consolidation or reorganization of any Borrower not otherwise permitted pursuant to the terms of this Agreement, without the prior written consent of the Lender;


                  (j) ifany obligation of any Borrower for the payment of borrowed money, which involves amounts in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), whether now existing or hereafter created, incurred or arising, becomes or is declared to be due and payable prior to the expressed maturity thereof, whether such obligation is owed to the Lender or any other person;


                  (k) if(i) there shall be a default by a Borrower under any Material Contract; (ii) a notice of termination shall have been issued to a Borrower under any Material Contract; or (iii) a cure notice issued to a Borrower under any Material Contract shall remain uncured beyond (x) the expiration of the time period available to any Borrower pursuant to such Material Contract and/or such cure notice, to cure the noticed default, or (y) the date on which the other contracting party is entitled to exercise its rights and remedies under the Material Contract as a consequence of such default;


                  (l) if(i) any Borrower is debarred or suspended from contracting with any part of the Government; (ii) a notice of debarment or suspension shall have been issued to any Borrower; (iii) a notice of termination or the actual termination of any Government Contract shall have been issued to or received by any Borrower (other than a termination for convenience approved by the Lender); or (iv) a Government investigation or inquiry relating to any Borrower shall have been commenced in connection with (a) any Borrower's activities, which investigation could reasonably result in criminal or civil liability, suspension, debarment or any other adverse administrative action arising by reason of alleged fraud, willful misconduct, neglect, default or other wrongdoing; or
                           (b) any Government Contract;


                  (m) if any Letter of Credit issued for the benefit of Deutsche, IBM or any other beneficiary is drawn upon and/or presented to the Lender for payment;


                  (n) if any Borrower shall be in default under the Deutsche Financing Agreement, the IBM Financing Agreement or any other agreement, document or instrument entered into in connection with the Deutsche Financing or IBM Financing, or if any person or entity (other than the Lender) shall be in breach or in violation of the Deutsche Subordination Agreement or IBM Subordination Agreement; and/or


                  (o) if any Borrower is in default under any contract or agreement, financial or otherwise, between such Borrower, as the case may be, and any other person, involving amounts in excess of Five Hundred Thousand Dollars ($500,000.00), and the other party thereto commences exercise of its rights and remedies under such contract or agreement as a consequence of such default.

               2. Remedies. Upon the occurrence of any Event of Default, the Lender may exercise any or all of the following remedies:


                  (a) Withhold disbursement of all or any part of the Loan proceeds; it being understood and agreed that notwithstanding the foregoing, the Lender shall have no obligation to make any advance or disbursement pursuant to the terms of this Agreement or otherwise if any act, event or condition exists which with notice or the lapse of time, or both, would constitute an Event of Default;


                  (b) Terminate the Lender's obligation to make further disbursements of the Loan proceeds;


                  (c) Declare all principal, interest and other sums owing on the Obligations to be immediately due and payable without demand, protest, notice of protest, notice of default, presentment for payment or further notice of any kind; provided, however, that payments of amounts hereunder shall not be accelerated by reason of (i) a default in the payment of any sum due and payable hereunder or pursuant to any other Loan Document (a "Payment Default"), unless such Payment Default remains uncured for five (5) days (with no notice of default being required); and (ii) a default other than a Payment Default (a "Non-Payment Default"), unless such Non-Payment Default remains uncured for ten (10) days following notice thereof from the Lender to the Borrowers. Notwithstanding the foregoing, no notice of a Non-Payment Default shall be required prior to acceleration or prior to the Lender exercising any other right or remedy under this Agreement or any other Loan Document, if (i) the Lender in good faith believes that any such delay would jeopardize the Lender's security or the Lender's lien priority or (ii) the default is a violation of Section 3(c) of Article VI of this Agreement;


                  (d) Without notice, offset and apply against all or any part of the Obligations then owing by any Borrower to the Lender, any and all money, credits, stocks, bonds or other securities or property of any Borrower of any kind or nature whatsoever on deposit with, held by or in the possession of the Lender in any capacity whatsoever, including, without limitation, any deposits with any Lender or any of its affiliates, to the credit of or for the account of any Borrower. Notwithstanding any applicable state law to the contrary, the Lender is authorized at any time to charge the Obligations against any Borrower's account(s) in Lender's possession or in the possession of any other person or entity for and on behalf of the Lender, without regard to the origin of deposits to the account or beneficial ownership of the funds;


                  (e) Exercise all rights, powers and remedies of a secured party under the Uniform Commercial Code in effect in the Commonwealth of Virginia, any other jurisdiction in which the Collateral is located and/or any other applicable law(s), including, without limitation, the right to (i) require any Borrower to assemble the Collateral (to the extent that it is movable) and make it available to the Lender at a place to be designated by the Lender, and (ii) enter upon any Borrower's premises, peaceably by the Lender's own means or with legal process, and take possession of, render unusable or dispose of the Collateral on such premises; each Borrowers hereby agreeing not to resist or interfere with any such action. The Lender agrees to give the Borrowers written notice of the time and place of any public sale of the Collateral or any part thereof, and the time after which any private sale or any other intended disposition of the Collateral is to be made, and such notice will be mailed, postage prepaid, to the principal place of business of the Parent Company, at least ten (10) days before the time of any such sale or disposition. Each Borrower hereby authorizes and appoints the Lender and its successors and assigns to (x) sell the Collateral, and (y) declare that each Borrower assents to the passage of a decree by a court of proper jurisdiction for the sale of the Collateral. Any such sale pursuant to (x) or (y) above is to be made in accordance with the applicable provisions of the laws and rules of procedure of the Commonwealth of Virginia or other applicable law; and/or


                  (f) Proceed to enforce such other and additional rights and remedies as the Lender may have hereunder, and/or under any of the other Loan Documents, or as may be provided by applicable law.

               It is expressly understood and agreed that the Lender may exercise its rights under this Agreement or under any other Loan Document without exercising the rights or affecting the security afforded by any other Loan Document, and it is further understood and agreed that the Lender may proceed against all or any portion of the Collateral in such order and at such times as the Lender, in its sole discretion, sees fit; and each Borrower hereby expressly waives, to the extent permitted by law, all benefit of valuation, appraisement, marshaling of assets and all exemptions under the laws of the

Commonwealth of Virginia and/or any other state, district or territory of the United States. Furthermore, if any Borrower shall default in the performance when due of any of the provisions of this Agreement, the Lender, without notice to or demand upon any Borrower (and without any grace or cure period) and without waiving or releasing any of the Obligations or any default hereunder, under the Note or under any other Loan Document, may (but shall be under no obligation to) perform the same for such Borrower's account, and any monies expended in so doing shall be chargeable to such Borrower with interest, at the rate of interest payable under Note, plus three percent (3%), and added to the indebtedness secured by the Collateral.

               All sums paid or advanced by the Lender in connection with the foregoing or otherwise in connection with the Loan, and all court costs and expenses of collection, including without limitation, reasonable out-of-pocket attorneys' fees and expenses (and out-of-pocket fees and expenses resulting from the taking, holding or disposition of the Collateral) incurred in connection therewith shall be paid by the Borrowers upon demand and shall become a part of the Obligations secured by the Collateral. The Borrowers agree to bear the expense of each lien search, property and judgment report or other form of Collateral ownership investigation as the Lender in its discretion, shall deem necessary or desirable to assure or further assure to the Lender its interests in the Collateral.

                                   ARTICLE X

                            [INTENTIONALLY OMITTED]

                                  ARTICLE XI

                   CERTAIN ADDITIONAL RIGHTS AND OBLIGATIONS
                           REGARDING THE COLLATERAL

               1.Power of Attorney. Each Borrower hereby irrevocably appoints the Lender as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to the Borrowers), to (i) notify account debtors obligated on any of the Receivables to make payments thereon directly to the lockbox referenced in
Section 2 of this Article XI, and to take control of the cash and non-cash proceeds of any such Receivables and apply the same to the Obligations as and when due (whether by acceleration or otherwise), which right the Lender may exercise at any time whether or not the Borrowers are then in default hereunder or were theretofore making collections thereon; (ii) charge against any bank account of any Borrower any item of payment credited to the Collateral Account which is dishonored by the drawee or the Maker thereof;
(iii) compromise, extend or renew any of the Collateral constituting Receivables or deal with any of the Collateral as the Lender may deem reasonably necessary or advisable; (iv) release its interest in, make exchanges or substitutions for and/or surrender, all or any part of any Borrower's interest in all or any part of the Collateral; (v) remove from any Borrower's place(s) of business all books, records, ledger sheets, correspondence, invoices and documents relating to or evidencing any of the Collateral, or without cost or expense to the Lender, make such use of any Borrower's place(s) of business as may be reasonably necessary to administer, control and/or collect the Collateral (it being understood and agreed, that in the absence of an Event of Default, the Lender shall provide five (5) days prior notice to the Borrower before taking any action pursuant to this subsection (v)); (vi) repair, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any account debtor; (vii) demand, collect receipt for and give renewals, extensions, discharges and releases of all or any part of the Collateral;
(viii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, all or any part of the Collateral; (ix) settle, renew, extend, compromise, compound, exchange or adjust claims with respect to all or any part of the Collateral or any legal proceedings brought with respect thereto; and (x) receive and open all mail addressed to any Borrower, and if a default exists hereunder, notify the Post Office authorities to change the address for the delivery of mail to any Borrower to such address as the Lender may designate; it being understood that the rights granted to the Lender in this Article XI, which are operative on the occurrence of an Event of Default, shall not in any way limit or impair the other rights provided to the Lender in this Agreement or any other Loan Document, including, without limitation, its rights with respect to the Collateral Account and the below-referenced lockbox. Furthermore, each Borrower hereby irrevocably appoints the Lender as its agent and attorney-in-fact, with power of substitution, having full power and authority, in its own name, in the name of the Lender, in the name of any Borrower or otherwise (but at the cost and expense of the Borrowers and without notice to any Borrower) and regardless of whether an Event of Default has occurred or any act, event or condition which with notice or the lapse of time, or both, would constitute an Event of Default has occurred, to (a) file financing statements and continuation statements covering the Collateral and execute the same on behalf of any Borrower; (b) charge against any banking account of any Borrower any item of payment credited to any Borrower's account which is dishonored by the drawee or maker thereof; and/or (iii) endorse the name of any Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against any account debtor of a Borrower. This power of attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Lender.

               2. Lockbox. Each Borrower hereby authorizes the Lender to receive and collect any amount or amounts due or to become due on account of any Receivables and, at its discretion following the occurrence of an Event of Default, to apply the same to the repayment of the Note, and each Borrower agrees that, upon Lender's request, it shall establish and shall continually maintain on terms and conditions satisfactory to the Lender in all respects, one or more lockboxes (and, if required by the Lender, one or more blocked accounts) for the collection of Receivables. Except as otherwise may be approved by the Lender in writing, any checks or other remittances received by any Borrower in payment of the Receivables shall be held in trust by such Borrower for the Lender. Each Borrower shall, within thirty (30) days from the date hereof (or within such longer period as may be reasonably required by a Borrower), direct all of its customers (other than certain customers as may be approved by the Lender) to make payments directly to the Lender, and/or include on all of its invoices, a direction to its customer to make all payments directly to the Lender, at the address and account number provided by the Lender to the Borrower in writing.

               3. Other Agreements. Except as may otherwise be expressly permitted by the terms of this Agreement, and without limiting any other restrictions or provisions of this Agreement, each Borrower will (i) on demand (during the occurrence of an Event of Default) or within five (5) days of Lender's request therefor (in the absence of an Event of Default), subject to any confidentiality and secrecy requirements imposed by any Government agency, make available in form reasonably acceptable to the Lender, shipping documents and delivery receipts evidencing the shipment of goods which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, completion certificates or other proof of the satisfactory performance of services which gave rise to the sale or lease of inventory or of an account, contract right or chattel paper, and each Borrower's copy of any written contract or order from which a sale or lease of inventory, an account, contract right or chattel paper arose; and (ii) when requested, advise the Lender when an account debtor returns or refuses to retain any goods, the sale or lease of which gave rise to an account, contract right or chattel paper, and of any delay in delivery or performance, or claims made in regard to any sale or lease of inventory, account, contract right or chattel paper. Upon reasonable notice, all such records will be available for examination by authorized agents of the Lender.

               It is expressly understood and agreed, however, that the Lender shall not be required or obligated in any manner to make any inquiries as to the nature or sufficiency of any payment received by it or to present or file any claims or take any other action to collect or enforce a payment of any amounts which may have been assigned to it or to which it may be entitled hereunder at any time or times.

                                   ARTICLE XII

                                  MISCELLANEOUS

               1. Remedies Cumulative. Each right, power and remedy of the Lender provided for in this Agreement or in any other Loan Document or now or hereafter existing at law or in equity, by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in any other Loan Document, or now or hereafter existing at law or in equity, by statute or otherwise, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers or remedies.

               2. Waiver. Time is of the essence of this Agreement. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant or agreement set forth in this Agreement or any other Loan Document, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of such term, condition, covenant or agreement or of any such breach, or preclude the Lender from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any of the Obligations, the Lender shall not be deemed to have waived either the right to require prompt payment when due of all other Obligations, or the right to declare a default for failure to make payment of any such other Obligations.

               3. Notices. Notices to any party shall be in writing and shall be delivered personally or by first-class mail or nationally-recognized overnight delivery service addressed to the parties at the addresses set forth below or otherwise designated in writing:

      If to the Borrowers:          Condor Technology Solutions, Inc.
                                    Annapolis Office Plaza
                                    170 Jennifer Road, Suite 325
                                    Annapolis, Maryland  21401
                                    Attention:    William Caragol
                                                  Chief Financial Officer


     If to the Lender:               First Union Commercial Corporation
                                     1970 Chain Bridge Road
                                     5th Floor
                                     McLean, Virginia  22101
                                     Attention:   Chris R. Hetterly
                                                  Vice President
    with a copy of all notices
    to the Lender to:                Dickstein Shapiro Morin & Oshinsky LLP
                                     2101 L Street, N.W.
                                     Washington, D.C.  20037
                                     Attention:  Matthew S. Bergman, Esq.

   with a copy of all notices
   to the Borrowers to:              Morgan, Lewis & Bockius LLP
                                     101 Park Avenue
                                     New York, New York  10178
                                     Attention: Christopher T. Jensen, Esq.

               4. Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the Loan and shall continue in full force and effect for so long as any Borrower shall be indebted hereunder or under the Note, and thereafter until the Lender shall have actually received written notice of the termination hereof from the Borrowers and all Obligations incurred or contracted before receipt of such notice shall have been fully paid. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Commitment Letter, the terms and conditions of this Agreement shall control.

               5. Relationship of the Parties. This Agreement provides for the extension of financial accommodations by the Lender, in its capacity as lender, to the Borrowers, in their capacity as Borrowers, and for the payment of interest and repayment of the Obligations by the Borrowers. Certain provisions herein, such as those relating to compliance with the financial covenants, delivery to the Lender of financial statements, and compliance with other affirmative and negative covenants are for the benefit of the Lender to protect the Lender's interests in assuring repayment of the Obligations. Nothing contained in this Agreement shall be construed as permitting or obligating the Lender to act as a financial or business advisor or consultant to any Borrower, as permitting or obligating the Lender to control any Borrower or to conduct any Borrower's operations, as creating any fiduciary obligation on the part of the Lender to any Borrower, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Each Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision in this Agreement for waiver of trial by jury. Each Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to request the Obligations and execute and deliver this Agreement.

               6. Waiver of Jury Trial. Each Borrower hereby (a) covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (b) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury is separately given by each Borrower, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial would otherwise accrue. The Lender is hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of each Borrower's herein contained waiver of the right to jury trial. Further, each Borrower hereby certifies that no representative or agent of the Lender (including the Lender's counsel) has represented, expressly or otherwise, to the undersigned that the Lender will not seek to enforce this provision waiving the right to a trial by jury.

               7. Submission to Jurisdiction; Service of Process; Venue. Any judicial proceeding brought against any Borrower with respect to this Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agree to be bound by any judgment rendered by such court in connection with this Agreement. Each Borrower irrevocably designates and appoints William Caragol whose address is c/o Condor Technology Solutions, Inc., Annapolis Office Plaza, 170 Jennifer Road, Suite 325, Annapolis, Maryland 21401, as their agent to receive on its behalf service of all process in any such proceeding in any court in the Commonwealth of Virginia, such service being hereby acknowledged by each Borrower to be effective and binding on each of them in every respect. A copy of any such process so served shall be mailed by registered or certified mail to the Borrowers at the address to which notices are to be addressed in accordance with this Agreement, except that any failure to mail such copy shall not affect the validity of service of process. The Borrowers shall at all times maintain an agent for service of process pursuant to this provision. If the Borrowers fail to appoint such an agent, or if such agent refuses to accept service, each Borrower hereby agrees that service upon each of them by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Lender to bring proceedings against any Borrower in the courts of any other jurisdiction.

               8. Changes in Capital Requirements. If after the date of this Agreement the Lender shall determine that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by the Lender with any request or directive regarding capital adequacy of any authority, central bank or comparable agency, which adoption, change or compliance is applicable to all banks generally or to banks similar in size, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of the Lender's obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to capital adequacy), then the interest rate on the Note shall be increased to a rate which shall retain the Lender's original rate of return on the Lender's capital.

               9. Captions. The paragraph headings of this Agreement are for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

               10. Modification and Waiver. Neither this Agreement nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated orally, but that may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

               11. Transferability.

                  (a) No Borrower shall assign any of its rights, interests or Obligations under this Agreement.

                  (b) The Lender may assign its interest, in the ordinary course of its commercial banking business, at any time, or sell participations in some but not all of its rights and obligations under this Agreement and the other Loan Documents; provided that the Lender and any assignee or purchaser under such assignment or sale shall have agreed that, except as otherwise expressly provided below, the right to approve amendments or waivers pursuant to this Agreement or the other Loan Documents shall require the vote of the such Lender parties hereto holding, in the aggregate, at least fifty-one percent (51%) of the Commitment Amount. Notwithstanding the foregoing, if at any time more than one Lender shall be a party to this Agreement, the consent or approval of all of the Lender parties hereto shall be required to (i) extend the final maturity of the Loan or any Note, reduce the interest rate payable on or extend the time of payment for any installment of principal, interest or fees payable in connection with the Loan beyond the grace period applicable thereto (if any), or issue Letters of Credit (A) having an expiration date beyond the Maturity Date, except as otherwise expressly provided in this Agreement, or (B) causing the aggregate outstanding amount of all such Letters of Credit issued to exceed Fifteen Million Dollars ($15,000,000); (ii) change the percentage of the Commitment Amount of any Lender, (iii) release all or a substantial portion of the Collateral, except in accordance with the provisions of any applicable Loan Document, (iv) amend the definition of the Required Lenders (which will be defined concurrent with the joinder of a Lender party hereto), (v) consent to the assignment or transfer by any Borrower of any of its rights or obligations hereunder (other than assignments or transfers expressly permitted by the terms of this Agreement), (vi) amend, modify or waive any provisions of this Section,
(vii) change the manner of application by the Lender of payments made under the Loan Documents, or (viii) change the method of calculation used in connection with the computation of interest, commissions or fees payable to the Lender parties hereto.

               12. Governing Law; Binding Effect. This Agreement shall be governed by the laws of the Commonwealth of Virginia and be binding upon each Borrower and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

               13. Gender; Number. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.

               14. Joint and Several Liability. Each Borrower shall be jointly and severally liable for the payment and performance of all obligations and liabilities hereunder.

               15. Materiality. Unless the context clearly indicates to the contrary, determinations regarding the materiality of any act, event, condition or circumstance shall be in the reasonable judgment of the Lender.

               16. Confidentiality. The Lender shall keep confidential, and will cause its directors, officers, employees, counsel, agents and representatives to keep confidential, all confidential or proprietary information of any Borrower (the proprietary nature of which shall be promptly determined by the Borrower following the Lender's request therefor) and documents obtained by it in connection with the consummation of the transactions contemplated hereby (including, without limitation this Agreement and the other Loan Documents) from all persons, including, without limitation, its affiliates, unless such information is disclosed following the Lender's receipt of the Parent Company's consent to such disclosure. Information shall not be deemed to be confidential or proprietary if (i) it is or becomes generally available in the public domain (other than as a result of its disclosure after the date of this Agreement by the Lender or its directors, officers, employees, counsel, agents or representatives), (ii) it is or has become generally available to the public without violating the terms of this Section 16, (iii) it is or becomes lawfully obtainable from other sources, or (iv) it is required to be disclosed to comply with applicable law, rules or regulations or a court order issued by a court of competent jurisdiction; it being understood and agreed that (a) any such disclosure pursuant to this clause (iv) shall be limited to confidential or proprietary information which the Lender may be legally required to disclose pursuant to such law, rule, regulation or court order; and (b) unless otherwise prohibited by court order or applicable law, the Lender shall promptly notify the Borrower of Lender's receipt of any court order requiring disclosure of confidential or proprietary information of the Borrower. The Lender acknowledges and agrees that all confidential and proprietary information in Lender's possession, custody or control shall be returned to the Parent Company upon payment in full of all Obligations and termination of this Agreement. The Lender's obligations under this Section 16 shall survive the payment in full of the Obligations.


                  [Remainder of page intentionally left blank]

               This Agreement is signed, sealed and delivered this as of the date and year first above written.



WITNESS:                           Borrowers:

[Corporate Seal]                   CONDOR TECHNOLOGY SOLUTIONS,
                                   INC., a Delaware corporation



By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ---------------------------        -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Secretary and Chief Financial Officer

WITNESS:                           MANAGEMENT SUPPORT
[Corporate Seal]                   TECHNOLOGY, a Delaware corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact

[Corporate Seal]                   COMPUTER HARDWARE
                                   MAINTENANCE COMPANY, INC.,
                                   a Pennsylvania corporation

By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact

[Corporate Seal]                   FEDERAL COMPUTER
                                   CORPORATION, a Virginia corporation

By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


                     [Signatures continue on following page]

[Corporate Seal]                   CORPORATE ACCESS, INC., a
                                   Massachusetts corporation
                                   a Pennsylvania corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


[Corporate Seal]                   INTERACTIVE SOFTWARE SYSTEMS
                                   INCORPORATED, a Colorado corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


[Corporate Seal]                   U.S. COMMUNICATIONS, INC., a
                                   Maryland corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


[Corporate Seal]                   INVENTURE GROUP, INC., a
                                   Pennsylvania corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


[Corporate Seal]                   MIS TECHNOLOGIES, INC., an
                                   Oklahoma corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


                     [Signatures continue on following page]

                                      LENDER:

                                      FIRST UNION COMMERCIAL
                                      CORPORATION, a North Carolina
                                      corporation


                                      By: /s/ Chris R. Hetterly
                                         ------------------------------
                                      Name:  Chris R. Hetterly
                                      Title: Vice President

                           REVOLVING PROMISSORY NOTE



$35,000,000.00                                                  April 15, 1998


               FOR VALUE RECEIVED, on or before April 15, 2001, the undersigned, CONDOR TECHNOLOGY SOLUTIONS, INC., a Delaware corporation, MANAGEMENT SUPPORT TECHNOLOGY CORP., a Delaware corporation, COMPUTER HARDWARE MAINTENANCE COMPANY, INC., a Pennsylvania corporation, FEDERAL COMPUTER CORPORATION, a Virginia corporation, CORPORATE ACCESS, INC., a Massachusetts corporation, INTERACTIVE SOFTWARE SYSTEMS INCORPORATED, a Colorado corporation, U.S. COMMUNICATIONS, INC., a Maryland corporation, INVENTURE GROUP, INC., a Pennsylvania corporation, and MIS TECHNOLOGIES, INC., an Oklahoma corporation (collectively, the "Maker"), jointly and severally promise to pay to the order of First Union Commercial Corporation, a North Carolina corporation ("the Lender"), at 1970 Chain Bridge Road, 5th Floor, McLean, Virginia 22102, or to such other person or address as the Lender may from time to time designate in writing, the principal sum of Thirty-five Million and No/100 Dollars ($35,000,000.00), or so much thereof as shall be advanced or readvanced and from time to time remain unpaid, plus interest on the principal balance thereof from time to time outstanding from the date of this Note until the date paid, at the rates set forth below. This Note shall bear interest on either a LIBOR or Base Rate basis as more fully set forth herein and in the hereinafter defined Loan Agreement. Unless otherwise defined herein, capitalized terms shall have the meanings attributed to such terms in the Loan Agreement.

               The entire principal balance of this Note, together with all accrued and unpaid interest thereon and other sums payable hereunder or pursuant to the Loan Documents shall, unless sooner accelerated in accordance with the terms of this Note, the Loan

Agreement or any other Loan Document, be due and payable in full on April 15, 2001 (the "Maturity Date"). Interest on this Note shall be payable in installments as follows:


                  (i) Amounts bearing interest on a Base Rate basis shall be payable in monthly installments of accrued interest only, commencing on May 1, 1998, and continuing on the first day of each succeeding calendar month thereafter until the Maturity Date; and


                  (ii) Amounts bearing interest on a LIBOR basis shall be due and payable on the last day of the applicable Interest Period (whether such last day shall occur by reason of acceleration, declaration, extension or otherwise), and if such applicable Interest Period is longer than ninety (90) days, also on the ninetieth
                           (90th) day of each applicable Interest Period.


               Base Rate interest shall be calculated on a 365-day year basis and the actual number of days elapsed. LIBOR interest shall be calculated on a 360-day year basis and the actual number of days elapsed.


               In addition to the above-scheduled installments of accrued interest only, the Maker shall also make the Mandatory Payments required to be paid in accordance with Section 5 of Article I of the Loan Agreement. Such Mandatory Payments shall be made simultaneously with the occurrence of the event giving rise to the Mandatory Payment. All payments hereunder shall be payable in lawful currency of the United States and in immediately available funds, and payments shall be applied first to late charges and costs of collection, if any, then to accrued and unpaid interest, and then to reduce the principal balance hereof.


               Except for amounts bearing interest on a LIBOR basis in accordance with the terms and provisions of this Note and the Loan Agreement, amounts outstanding under this Note shall bear interest at a floating rate which is at all times equal to the Base Rate from time to time in effect, plus the applicable Additional Base Rate Interest Margin (hereinafter defined). For purposes of this Note, the term Base Rate shall mean the higher of (i) the Federal Funds Rate, plus one-half of one percent (.50%), or (ii) the Prime Rate. The Base Rate of interest payable hereunder shall be adjusted as and when any change in the Base Rate shall occur.


               So long as no Event of Default or any act, event or condition which with notice or the passage of time, or both, would constitute an Event of Default, has occurred and is continuing, the Maker shall have the right to elect that specified amounts advanced under this Note bear interest at LIBOR, plus the applicable Additional LIBOR Interest Rate Margin (hereinafter defined) in effect at the commencement of the particular Interest Period. The Maker must elect a LIBOR based interest rate in accordance with the specific procedures set forth in the Loan Agreement (including the Exhibits thereto), and any amounts bearing interest on a LIBOR basis shall be subject to the conditions, requirements and other terms of the Loan Documents applicable to amounts bearing interest on such basis, including the prepayment limitations and provisions regarding the payment of associated costs, as more fully set forth in the Loan Agreement. The Maker may not revoke any LIBOR election without the Lender's written consent. Upon the expiration of an applicable Interest Period, unless the Maker is then entitled to again elect a LIBOR based rate and the Lender has received a notice of LIBOR election from the Maker in the form of Exhibit 2 to the Loan Agreement (the "LIBOR Election Notice"), the rate of interest applicable to any amounts for which a LIBOR based rate is expiring shall from and after the end of the applicable Interest Period, bear interest at the Base Rate plus the applicable Additional Base Rate Interest Margin; it being understood and agreed, however, that such amount may, at any time thereafter, bear interest at the LIBOR based rate, plus the applicable Additional LIBOR Interest Rate Margin, provided that
(i) the Maker is then entitled to elect a LIBOR based rate, and (ii) the Lender has received a LIBOR Election Notice from the Maker.


               For purposes of this Note, the Additional Base Rate Interest Margin and the Additional LIBOR Interest Rate Margin shall be determined on the basis of the Maker's ratio (the "Pricing Ratio") of Total Funded Debt to Pro Forma EBITDA, calculated in accordance with Section 15 of Article VI of the Loan Agreement. During the period from the date of this Note through Setember 30, 1998, the Pricing Ratio shall be calculated by annualizing the Pro Forma EBITDA for the period which has elapsed since the date of this Note. Thereafter, the Pricing Ratio shall be calculated on a four (4) quarter Pro Forma trailing basis. The applicable Additional Base Rate Interest Margin and Additional LIBOR Interest Rate Margin (collectively, the "Margin") shall be as follows:



                                        Additional Base Rate       Additional LIBOR
          Pricing Ratio                    Interest Margin       Interest Rate Margin
-------------------------------------   ----------------------   ---------------------
Less than 1.5 to 1.0                            .25%                    1.50%

Equal to or greater than 1.5 to                 .50%                    1.75%
1.0, but less than 2.0 to 1.0

Equal to or greater than 2.0 to                 .75%                    2.00%
1.0, but less than 2.5 to 1.0

Equal to or greater than 2.5 to                 1.00%                   2.25%
1.0, but less than 3.0 to 1.0

Greater than 3.0 to 1.0                         1.25%                   2.50%



Interest rate adjustments hereunder shall be applicable on a prospective basis. The Additional Base Rate Interest Margin and Additional LIBOR Interest Rate Margin shall be calculated by and become effective on the fifth (5th) Business Day after submission by the Maker of the quarterly financial statements required by the Loan Agreement; it being understood, however, that in the event the quarterly financial statements are not submitted when due, the Maker shall not be entitled to any reduction in the interest rate for the ensuing period.

               Upon the occurrence of an Event of Default hereunder or under the Loan Agreement (i) the entire outstanding principal balance of this Note shall thereafter bear interest at a rate which is three percent (3%) per annum above the Base Rate or LIBOR, as applicable, plus the highest Margin, regardless of the Pricing Ratio at such time; and (ii) subject to Section 2(c) of Article IX of the Loan Agreement, the entire principal balance of this Note and all accrued and unpaid interest thereon shall at once become due and payable in full at the option of the holder of this Note. Failure to exercise the foregoing option to accelerate payment shall not constitute a waiver of the right to exercise the same at any future point in time.


               Subject to the terms and provisions set forth below in this paragraph, amounts outstanding hereunder which bear interest on a Base Rate basis may be prepaid, in whole or in part, without penalty or premium. Amounts outstanding which bear interest on a LIBOR basis may also be prepaid, in whole or in part, after two (2) Business Days' prior notice (i) without penalty or premium, if such prepayment is made on the last day of the applicable Interest Period, or (ii) provided such prepayment is accompanied by the required Prepayment Fee (as defined in Exhibit 3 to the Loan Agreement), if such prepayment is made at any time other than on the last day of the applicable Interest Period, and provided that all accrued and unpaid interest on the amounts being prepaid are also paid with such prepayment. Furthermore, each principal prepayment, whether the amount being prepaid bears interest on a Base Rate basis or a LIBOR basis, (a) must be in an amount not less than One Hundred Thousand and No/100 Dollars ($100,000.00) and must be in increments of One Hundred Thousand and No/100 Dollars ($100,000.00) and (b) shall be subject to the additional conditions, requirements, terms and provisions of the Loan Agreement relating to prepayment. Partial prepayments of this Note shall not relieve the Maker of the obligation to pay periodic installments of principal and/or interest hereunder as and when the same would otherwise be due hereunder. Unless otherwise specified by the Maker in writing at the time of payment, all prepayments (and Mandatory Payments) shall be applied first to amounts outstanding bearing interest on a Base Rate basis, and then to amounts outstanding bearing interest on a LIBOR basis.


               The Maker hereby acknowledges and agrees that the Lender has the right (but not the obligation) to deduct from any account(s) of any Maker, any amounts necessary in order for the Lender to pay when due any sum payable by the Maker hereunder or under any other Loan Document. The Lender's right to deduct such sums from any Maker's account(s) shall not relieve the Maker from its obligation to make all payments required hereunder or under any other Loan Document as and when required pursuant to the terms hereof or thereof, and the Lender shall have no obligation to make any such deductions and no liability whatsoever for any failure to do so.


               Each party liable under this Note in any capacity, whether as maker, endorser, surety, guarantor or otherwise: (i) waives presentment, demand, protest and notice of presentment, notice of protest and notice of dishonor of this debt and each and every other notice of any kind with respect to this Note,
(ii) agrees that the holder of this Note, at any time or times, without notice to it or its consent, may grant extensions of time, without limit as to the number or the aggregate period of such extensions, for the payment of any principal, interest or other sums due hereunder, and (iii) to the extent not prohibited by law, waives the benefit of any law or rule of law intended for its advantage or protection as an obligor hereunder or providing for its release or discharge from liability under this Note, in whole or in part, on account of any facts or circumstances other than full and complete payment of all amounts due hereunder.


               The Maker promises to pay all costs of collection, including reasonable out-of-pocket attorneys' fees, upon default in the payment when due of the principal of this Note, interest or other sums due hereon, whether at maturity as herein provided, or by reason of acceleration of maturity under the terms of this Note or any other Loan Document, whether suit be brought or not.


               In the event any one or more of the provisions contained in this Note or any other Loan Document shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note or such other Loan Document, but this Note and the other Loan Documents shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.


               This Note may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, modification or discharge is sought to be enforced.


               This Note is issued pursuant to the terms and conditions of a certain Business Loan and Security Agreement of even date herewith (the "Loan Agreement"), by and among the Lender and the Maker, and is secured by, among other things, a certain Stock Security Agreement of even date herewith made by Condor Technology Solutions, Inc. for the benefit of the Lender.

               All of the terms, covenants, provisions, conditions, stipulations, promises and agreements contained in the Loan Documents to be kept, observed and performed by the Maker are hereby made a part of this Note and incorporated herein by reference to the same extent and with the same force and effect as if they were fully set forth herein, and the Maker promises and agrees to keep, observe and perform them, or cause them to be kept, observed and performed, strictly in accordance with the terms and provisions thereof.


               WAIVER OF JURY TRIAL; VENUE; SERVICE OF PROCESS The Maker hereby
(i) covenants and agrees not to elect a trial by jury of any issue triable by a jury, and (ii) waives any right to trial by jury, to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury is separately given by the Maker, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial would otherwise accrue. The Lender is hereby authorized and requested to submit this Note to any court having jurisdiction over the subject matter of this Note and the parties hereto, so as to serve as conclusive evidence of the undersigned's herein contained waiver of the right to jury trial. Further, the Maker hereby certifies that no representative or agent of the Lender (including its counsel) has represented to any of the undersigned, expressly or otherwise, that the Lender will not seek to enforce the waiver of right to jury trial set forth herein. Any judicial proceeding brought against the Maker with respect to this Note or any other Loan Document may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and by execution and delivery of this Note, the Maker accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agrees to be bound by any judgment rendered by such court in connection with this Note, subject to its right to appeal such judgment pursuant to applicable law. The Maker irrevocably designates and appoints William Caragol, whose address is c/o Condor Technology Solutions, Inc., Annapolis Office Plaza, 170 Jennifer Road, Suite 325, Annapolis, Maryland 21401, as its agent to receive on its behalf service of all process in any such proceeding in any court in the Commonwealth of Virginia, such service being hereby acknowledged by the Maker to be effective and binding on it in every respect. A copy of any such process so served shall be mailed by registered or certified mail to the Maker at the address to which notices are to be addressed in accordance with the Loan Agreement, except that any failure to mail such copy shall not affect the validity of service of process. The Maker shall at all times maintain an agent for service of process pursuant to this provision. If the Maker fails to appoint such an agent, or if such agent refuses to accept service, the Maker hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Lender to bring proceedings against the Maker in the courts of any other jurisdiction.


               The relationship between the Lender and the Maker is limited to that of creditor and secured party, on the one hand, and debtor, on the other hand. Certain provisions of the Loan Documents, such as those relating to compliance with the financial covenants, delivery to the Lender of financial statements, and compliance with other affirmative and negative covenants are for the benefit of the Lender to protect its interests in assuring payments of interest and repayment of principal. Nothing contained in this

Note shall be construed as permitting or obligating the Lender to act as a financial or business advisor or consultant to the Maker, as permitting or obligating the Lender to control the Maker or to conduct the Maker's operations, as creating any fiduciary obligation on the part of the Lender to the Maker, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Note. The Maker acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Note and to obtain the advice of such counsel with respect to all matters pertaining hereto, including, without limitation, the provision set forth herein for waiver of trial by jury. The Maker further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to apply for credit and to execute and deliver this Note.


               The Maker warrants and represents that the loan evidenced hereby is being made for business or investment purposes.

                  [remainder of page intentionally left blank]

               This Note shall be governed in all respects by the laws of the Commonwealth of Virginia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

ATTEST:                            CONDOR TECHNOLOGY
[Corporate Seal]                   SOLUTIONS, INC., a Delaware
                                   corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ---------------------------        -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Secretary and Chief Financial Officer


ATTEST:                            MANAGEMENT SUPPORT
[Corporate Seal]                   TECHNOLOGY, a Delaware
                                   corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


ATTEST:                            COMPUTER HARDWARE
[Corporate Seal]                   MAINTENANCE COMPANY, INC.,
                                   a Pennsylvania corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


ATTEST:                            FEDERAL COMPUTER
[Corporate Seal]                   CORPORATION, a Virginia
                                   corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


                     [Signatures continue on following page]

ATTEST:                            CORPORATE ACCESS, INC., a
[Corporate Seal]                   Massachusetts corporation
                                   a Pennsylvania corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


ATTEST:                            INTERACTIVE SOFTWARE SYSTEMS
[Corporate Seal]                   INCORPORATED, a Colorado
                                   corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


ATTEST:                            U.S. COMMUNICATIONS, INC., a
[Corporate Seal]                   Maryland corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact


ATTEST:                            INVENTURE GROUP, INC., a
[Corporate Seal]                   Pennsylvania corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact

ATTEST:                            MIS TECHNOLOGIES, INC., an
[Corporate Seal]                   Oklahoma corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ------------------------------     -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Attorney-in-Fact

                            STOCK SECURITY AGREEMENT

               THIS STOCK SECURITY AGREEMENT ("Security Agreement"), made as of the ____ day of April, 1998, by and between (i) FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation having offices at 1970 Chain Bridge Road, 5th Floor, McLean, Virginia 22102 ("First Union") and (ii) CONDOR TECHNOLOGY SOLUTIONS, INC., a Delaware corporation, having its principal place of business at 170 Jennifer Road, Suite 325, Annapolis, Maryland 21401 ("Pledgor").


                                   WITNESSETH:


         1. DEFINITIONS. All capitalized terms used but not otherwise defined herein shall have the meanings attributed to such terms in that certain Business Loan and Security Agreement of even date herewith (together with any extensions, renewals and modifications thereof, the "Loan Agreement"), by and between (i) First Union and any other "Lender" party thereto from time to time (collectively, the "Lender"), and (ii) Pledgor, certain subsidiaries of Pledgor and any other entity which becomes a party pursuant to the Loan Agreement (collectively, the "Borrowers").


         2. GRANT OF SECURITY. To secure (i) the payment and performance of the obligations of Pledgor and the other Borrowers with respect to a certain Thirty-five Million Dollar ($35,000,000) loan (the "Loan"), made to Pledgor and the other Borrowers pursuant to the Loan Agreement, including all interest, fees and other charges payable in connection therewith, which Loan is evidenced by the Note in the maximum principal amount of Thirty-five Million Dollars ($35,000,000); and (ii) any other indebtedness or liability of Pledgor or the Borrowers to Lender whether direct or indirect, joint, several or joint and several, absolute or contingent, due or to become due or now existing or hereafter created or arising, including without limitation all future advances or loans which may be made by Lender (all of the foregoing being herein collectively referred to as the "Obligations"), Pledgor hereby grants and conveys to Lender a security interest in the property described in Schedule A hereto, together with all proceeds thereof (the "Collateral").


         3. LIEN PRIORITY. As a result of the foregoing grant by Pledgor to Lender of a security interest in the Collateral, Lender shall have a first lien security interest in the Collateral, free and clear of any and all liens, security interests, claims, charges and other encumbrances whatsoever.

         4. REPRESENTATIONS AND WARRANTIES. Pledgor hereby represents and warrants as follows:

         (a) That Pledgor is the owner and holder of one hundred percent (100%) of the issued and outstanding common stock of each of the following companies (collectively, the "Companies"), and there is no other class or type of stock in the Companies issued and outstanding:




                                                                                              % of Stock
                            Company                                          # of Shares      of Company     Certif. #
                            -------                                          ------------    -----------     ---------
      Management Support Technology Corp., a
      Delaware corporation                                                       10          100%               3

      Computer Hardware Maintenance Company, Inc.,
      a Pennsylvania corporation                                                 10          100%               11


      Federal Computer Corporation, a Virginia
      corporation                                                                10          100%               32

      Corporate Access, Inc., a Massachusetts corporation                      10.00         100%              9.00

      Interactive Software Systems Incorporated, a Colorado corporation          10          100%             CS 001

      U.S. Communications, Inc., a Maryland corporation                          10          100%               2

      InVenture Group, Inc., a Pennsylvania corporation                        10.00         100%              3.00

      MIS Technologies, Inc., an Oklahoma corporation                          10.00         100%              3.00



         (b) That the Collateral is legally and equitably owned by Pledgor free and clear of any and all liens, security interests, claims, charges and other encumbrances whatsoever;


         (c) That all of the Collateral has been duly authorized and validly issued and is fully paid and nonassessable;


         (d) That this Security Agreement constitutes a valid security interest in the Collateral, securing the Obligations for the benefit of Lender, that all of the Collateral has been delivered to Lender, and that Lender's possession of the Collateral establishes a perfected first lien security interest in the Collateral; and


         (e) That Pledgor has the right to vote, pledge and grant a security interest in the Collateral as provided by this Security Agreement.


     5. COVENANTS. So long as any of the Obligations remain unpaid or the Lender has any obligation to make advances under the Loan, Pledgor covenants and agrees that it will:

         (a) Pay and perform, and cause the other Borrowers to pay and perform, all of the Obligations according to their terms;


         (b) Defend all right and title to the Collateral against any and all claims and demands whatsoever;


         (c) Upon the request of Lender do the following: furnish further assurance of title, execute any written agreement and do all other acts necessary to effectuate the intent, purposes and provisions of this Security Agreement, execute any instrument or statement required by law or otherwise in order to perfect, continue or terminate the security interest of Lender in the Collateral and pay all filing or other costs incurred in connection therewith;


         (d) Unless otherwise required by Lender, retain legal and beneficial ownership of the Collateral and not sell, exchange, assign, loan, deliver, mortgage or otherwise encumber or dispose of the Collateral or any portion thereof without the Lender's prior written consent;


         (e) Keep the Collateral free and clear of all liens, charges, encumbrances, taxes and assessments (other than the lien in favor of Lender), and pay when due all taxes, payments and/or assessments in any way relating to the Collateral or any part thereof;


         (f) Keep and maintain satisfactory, complete and current records of the Collateral. Upon request of Lender, Pledgor will provide Lender with written reports of the status of the Collateral, or any part thereof, as of the period specified, in form and substance reasonably satisfactory to Lender. The Pledgor shall not change the location of its books and records relating to any of the Collateral without giving Lender at least thirty (30) days' prior written notice and


         (g) Comply in all material respects with all federal, state and local laws and regulations applicable to the Collateral, whether now in effect or hereafter enacted, and upon request of Lender, furnish to Lender evidence of such compliance therewith.


     6. EVENTS OF DEFAULT. For purposes of this Security Agreement, each of the following shall constitute an "Event of Default" hereunder:


         (a) An Event of Default under the Loan Agreement;


         (b) If any representation or warranty made or given by Pledgor in connection with this Security Agreement shall prove to have been incorrect or misleading or breached in any respect on or as of the date when made;

         (c) If Pledgor fails to observe or perform any of the covenants and agreements set forth in this Security Agreement, and such failure continues unremedied for a period of five (5) days; or


         (d) If all or any part of the Collateral is subject to levy of execution or other judicial process.

     7. REMEDIES UPON DEFAULT. Following the occurrence of an Event of Default and the lapse of any applicable notice and/or grace period set forth in the Loan Agreement, the Lender may, at its option, exercise one or more of the following rights and remedies:



         (a) Lender shall have all of the rights, remedies and privileges with respect to repossession, retention and sale of the Collateral and disposition of the proceeds thereof as are accorded to Lender by the applicable sections of the Uniform Commercial Code in effect in the Commonwealth of Virginia (as the same may be amended from time to time, the "UCC").


         (b) Without limiting the scope of the foregoing clause (a), it is expressly understood and agreed that:

            (i) Lender shall have the right to sell, resell, assign, and deliver all or any of the Collateral at any exchange or broker's board or at public or private sale. Lender agrees that unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give Pledgor at least five (5) days' prior written notice by registered or certified mail (at the address of Pledgor set forth above) of the time an place of any public sale of the Collateral or the time after which any private sale or any other intended disposition of the Collateral is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the UCC) that reasonable notification be given of the time and place of such sale or other disposition. Such notice may be given without any demand for performance or other demand, all such demands being hereby expressly waived by Pledgor. All sales o the Collateral shall be at such price or prices as Lender shall deem best and either for cash, on credit or for future delivery (without assuming any responsibility for credit risk);

            (ii) At any such sale or sales, Lender may purchase any or all of the Collateral upon such terms as such purchaser may deem best. The Collateral so purchased shall be held by the purchaser absolutely free from any and all claims or rights of Pledgor of every kind and nature whatsoever, including, without limitation, any equity of redemption or similar rights, all such equity of redemption and similar rights being hereby expressly waived and released by Pledgor. The proceeds of the sale of any Collateral, together with any other additional collateral security at the time received and held hereunder, shall be received and applied: first, to the payment of all costs and expenses of sale, including reasonable attorneys' fees; second, to the payment of the Obligations, in such order of priority as Lender shall determine; and third, any remaining proceeds shall be paid to Pledgor, unless otherwise provided by law or directed by a court of competent jurisdiction;

            (iii) Pledgor recognizes that Lender may be unable to effect a public sale of all or any part of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), or other applicable laws, rules or regulations, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will, among other things, be obliged to agree to acquire the Collateral or any part thereof for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor agrees that private sales so made may be at prices and on terms less favorable than if the Collateral were sold at public sales, and that Lender has no obligation to delay the sale of any Collateral for the period of time necessary to permit the Collateral to be registered for public sale under the Securities Act or any other applicable law, rule or regulation. Pledgor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner; and

            (iv) Pledgor and each of the other Borrowers shall remain liable for any deficiency resulting from any sale of the Collateral, or any part thereof, and shall pay any such deficiency forthwith on demand.


         (c) Without limiting any of the rights granted to Lender elsewhere in this Security Agreement, Lender shall be entitled to (i) exercise the voting power appurtenant to the Collateral, (ii) receive and retain as collateral security for the Obligations any and all dividends or other distributions at any time or from time to time declared or made upon any of the Collateral (all cash dividends or other distributions payable in respect of the Collateral which are receive by Pledgor after the occurrence of an Event of Default (subject to any applicable notice and/or grace period set forth in the Loan Agreement) shall be paid directly to Lender and, if received by Pledgor, shall be received in trust for the benefit of Lender, shall be segregated from other funds of Pledgor and shall be immediately paid over to Lender as Collateral in the same form as received, with any necessary endorsements), and (iii) exercise any and all rights of payment, conversion, exchange, subscription or other rights, privileges or options appurtenant to the Collateral, as if Lender were the absolute owner thereof, including without limitation the right to exchange, at its reasonable discretion, any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of Pledgor. Upon the exercise of any such right, privilege or option pertaining to the Collateral, and in connection therewith, Lender may deliver and deposit any or all of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Lender may determine, all without liability, except to account for property actually received, but Lender shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.


         (d) Subject to the provisions of the UCC, Lender may cause all or any of the Collateral to be transferred into its name or into the name of its nominee or nominees; provided, however, that until such time as there occurs an Event of Default (subject to any applicable notice and/or grace period set forth in the Loan Agreement), Pledgor shall be entitled to exercise as it shall think fit, but in a manner not inconsistent with the terms of this Security Agreement, the Loan Agreement, any other Loan Document or the Obligations, the voting power appurtenant to the Collateral, and to receive cash dividends paid to Pledgor (subject to any applicable prohibitions in the Loan Documents).

       8. OTHER RIGHTS OF LENDER.


         (a) Notwithstanding anything contained herein to the contrary, if upon any dissolution, winding up, liquidation or reorganization of Pledgor, whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of Pledgor, any sum shall be paid or any property shall be distributed upon or with respect to any of the Collateral, such sum shall be paid or property distributed over to Lender, to be held by Lender or applied against the Obligations, as Lender determines in its sole discretion. In case any stock dividend shall be declared o any of the Collateral, or any share of stock or fraction thereof shall be issued pursuant to any stock split involving any of the Collateral, or any distribution of capital shall be made on any of the Collateral, or any property shall be distributed upon or with respect to the Collateral pursuant to recapitalization or reclassification of the capital of Pledgor, or otherwise, the shares or other property so distributed shall constitute Collateral and be delivered to Lender to be held as collateral securit for the Obligations.


         (b) Upon the occurrence of an Event of Default (subject to any applicable notice and/or grace period set forth in the Loan Agreement), Lender shall have the right, for and in the name, place and stead of Pledgor, to execute endorsements, assignments and other instruments of conveyance or transfer with respect to all or any of the Collateral (including, without limitation, the right to fill in the name of the Lender or the name of any foreclosure purchaser of the Collateral as well as the name of the transfer attorney, and the date and to fill in any other blanks thereon on the blank stock power(s) executed in connection with this Agreement).


      9. SECURITY INTEREST ABSOLUTE. Except as otherwise provided herein, all rights of Lender and security interests hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of, and unaffected by:

         (a) Any lack of validity or enforceability of the Loan Agreement or any other Loan Document;


         (b) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement and/or any other Loan Document;


         (c) Any exchange, surrender, release or non-perfection of any Collateral for all or any of the Obligations; or

         (d) Any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Obligations or this Security Agreement.


       10. GENERAL PROVISIONS.



         (a) Except as otherwise provided herein, Lender may exercise its rights with repect to the Collateral held hereunder without first or simultaneously resorting to any other collateral or sources of repayment or reimbursement, and without being obligated to consider or take notice of any right of contribution, reimbursement, subrogation or marshaling of assets which Pledgor may have or claim to have against any person or persons or with respect to any other collateral. Lender may release any and all other collateral it may now or hereafter have to secure repayment of the Obligations, all without affecting or impairing its right with respect to the Collateral. No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right under this Security Agreement. A waiver on any one occasion shall not be construed as a bar to or waiver of any right and/or remedy on any future occasion.

         (b) If Pledgor shall default in the performance of any provision of this Security Agreement on Pledgor's part to be performed, Lender may perform the same for Pledgor's account and any monies expended in so doing shall be chargeable with interest and added to the indebtedness secured hereby.

         (c) If in connection with the exercise by Lender of any power, right, provision or remedy granted pursuant to this Security Agreement, or in order to effectuate the purposes and intent of this Security Agreement, any consent, approval, registration, filing, qualification or authorization of any governmental authority is required, Pledgor will execute and deliver all applications, certificates, instruments and other documents and papers that Lender may be required to obtain for such governmental consent, approval, registration, filing, qualification or authorization.

         (d) The rights and powers granted to Lender hereunder are being granted in order to preserve and protect Lender's security interest in and to the Collateral granted hereby and shall not be interpreted to, and shall not, impose any duties on Lender in connection therewith.

         (e) Lender shall have no duty as to the collection or protection of the Collateral held hereunder or of any income thereon, or as to the preservation of any rights pertaining thereto, beyond the safe custody of the Collateral. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if it complies with Pledgor's requests in such regard made to Lender in writing, but failure to comply with any such request shall no in and of itself be deemed a failure to exercise reasonable care in such custody and preservation of the Collateral.

         (f) Upon enforcement of Lender's rights hereunder, Lender's reasonable attorneys' fees and the legal and other expenses of pursuing, searching for, receiving, taking, keeping, storing, advertising and selling the Collateral shall be chargeable to Pledgor.

         (g) Lender may assign its interests in this Security Agreement and, if assigned, the assignee shall be entitled (to the same extent as Lender) to performance of all of Pledgor's obligations and agreements hereunder, and the assignee shall also be entitled (to the same extent as Lender) to all of the rights and remedies of Lender hereunder. Pledgor will not assert a claim or defense against the assignee which Pledgor may have against Lender.

         (h) WAIVER OF JURY TRIAL. Each party hereby (a) covenants and agrees not to elect a trial by juryof any issue triable by a jury, and (b) waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist. This waiver of right to trial by jury is separately given by each party, knowingly and voluntarily, and this waiver is intended to encompass individually each instance and each issue as to which the right to a jury trial would otherwise accrue. Each party is hereby authorized and requested to submit this Security Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of each of the parties' herein contained waiver of the right to jury trial. Further, each party hereby certifies that no representative or agent of the other parties (including their legal counsel) has represented, expressly or otherwise, to such party that the other parties will not seek to enforce this provision waiving the right to a trial by jury.

         (i) VENUE; SERVICE OF PROCESS. Any judicial proceeding brought against Pledgor with respect to this Security Agreement or any other Loan Document may be brought in any court of competent jurisdiction in the Commonwealth of Virginia, and by execution and delivery of this Security Agreement, Pledgor accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid court, and irrevocably agrees t be bound by any judgment rendered by such court in connection with this Agreement. A copy of any process served shall be mailed by registered or certified mail to Pledgor at the address to which notices are to be addressed in accordance with this Security Agreement, such service being hereby acknowledged by Pledgor to be effective and binding on it in every respect. Pledgor hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Lender to bring proceedings against Pledgor in the courts of any other jurisdiction.

         (j) The terms, warranties and agreements contained in this Security Agreement shall bind and inure to the benefit of the parties hereto, and their respective successors and assigns.

         (k) This Security Agreement may not be changed orally, but may be changed only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

         (l) Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Security Agreement or the intent of any provision hereof. The gender and number used in this Security Agreement are used as reference terms only and shall apply with the same effect whether the parties are of the masculine or feminine gender, corporate or other form, and the singular shall likewise include the plural. If there shall be more than one Pledgor, their liability shall be joint and several.

         (m) Any provision in this Security Agreement declared invalid under any law shall not invalidate any other provision of this Security Agreement. This Security Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.




         (n) This Security Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.


         (o) Notices to either party shall be in writing and shall be delivered personally or by mail addressed to the party at the address and in the manner set forth in the Loan Agreement or as otherwise designated in writing.

                  [remainder of page intentionally left blank]

               IN WITNESS WHEREOF, the parties have respectively signed and sealed these presents on the day and year first above written.

                                   PLEDGOR:

WITNESS/ATTEST:                    CONDOR TECHNOLOGY SOLUTIONS,
                                    INC., a Delaware corporation


By: /s/ Matthew S. Bergman         By: /s/ William J. Caragol, Jr.
   ---------------------------        -------------------------------
Name:  Matthew S. Bergman          Name:  William J. Caragol, Jr.
Title: Witness                     Title: Secretary and Chief Financial Officer


                                   LENDER:

                                   FIRST UNION COMMERCIAL
                                   CORPORATION, a North Carolina
                                   corporation


                                   By: /s/ Chris R. Hetterly
                                      ------------------------------
                                   Name:  Chris R. Hetterly
                                   Title: Vice President

                     SCHEDULE A TO STOCK SECURITY AGREEMENT

               All of the right, title and interest of Condor Technology Solutions, Inc. ("Pledgor") in and to all of the capital stock of the companies listed below (collectively, the "Companies"), whether common and/or preferred, and whether now or hereafter issued or outstanding, and whether now or hereafter acquired by Pledgor, together with all voting or other rights appurtenant thereto, including, but not limited to, the right to receive all dividends and/or other distributions payable to Pledgor by virtue of Pledgor's ownership of such capital stock, and all proceeds thereof, additions thereto and substitutions thereof.

               For the purposes hereof, the Companies shall mean the following:

                  (i) Management Support Technology Corp., a Delaware corporation;

                  (ii) Computer Hardware Maintenance Company, Inc., a Pennsylvania corporation;

                  (iii)    Federal Computer Corporation, a Virginia corporation;

                  (iv)     Corporate Access, Inc., a Massachusetts corporation;

                  (v) Interactive Software Systems Incorporated, a Colorado corporation;

                  (vi)     U.S. Communications, Inc., a Maryland corporation;

                  (vii)    InVenture Group, Inc., a Pennsylvania corporation;

                  (viii)   MIS Technologies, Inc., an Oklahoma corporation; and

                  (ix)     Any future wholly-owned subsidiary of Pledgor.